UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTUM ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	1311	98-0428608
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

SEC File No. 333-118138

218 N. Jefferson Street, Suite 400 Chicago, Illinois 60661
(Address, including zip code and telephone number, including area code, of principal executive offices)

Nevada Agency and Trust Company

50 West Liberty Street, Suite 880

Reno, NV 89501

(Name, address and telephone number of agent for service)

with copies to:

Jerold N. Siegan

218 N. Jefferson Street

Suite 400

Chicago, Illinois 60661

(480) 734-0037

Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed maximum	Amount of
	Amount to be	offering price per	aggregate offering	registration fee
Title of each class of securities to be registered	registered	share	price	(1)

Newly Issued Common Stock to be registered as part of a Primary Offering (as defined herein)	2,000,000	$2.00	$4,000,000	$498.00
Common Stock Issued and Outstanding to be registered as a part of a Secondary Offering by certain Selling Stockholders (as defined herein)	24,680,137 (2)(3)	$0.065	$1,604,209	$199.72
TOTAL	26,680,137	—	$5,604,209	$697.92(4)

(1)	The fee is calculated by multiplying the aggregate offering amount by .000124500, pursuant to Rule 457.

(2)	Represents certain Common Stock currently outstanding to be sold by the selling stockholders.

(3)	Includes 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share.

(4)	The Registrant paid $174.50 when it filed the Form S-1 on June 26.2018. The Balance now due is $523.22.

THE OFFERING PRICE OF THE COMMON STOCK HAS BEEN ARBITRARILY DETERMINED AND BEARS NO RELATIONSHIP TO ANY OBJECTIVE CRITERION OF VALUE. THE PRICE DOES NOT BEAR ANY RELATIONSHIP TO OUR ASSETS, BOOK VALUE, HISTORICAL EARNINGS OR NET WORTH.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL WE WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The securities registered hereunder, including those held by selling stockholders, may not be sold until this registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted under applicable law.

SUBJECT TO COMPLETION, Dated August 30, 2018

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to but these securities in any jurisdiction where the offer or sale is not permitted.

QUANTUM ENERGY, INC.

2,000,000 shares of Common Stock in Primary Offering

24,680,137 shares of Common Stock in Secondary Offering

This prospectus relates to the sale of up to 2,000,000 shares of Common Stock being sold at $2.00(USD) per share pursuant to the Primary Offering by Quantum Energy, Inc. (“we,” “us,” or the “Company”) and 24,680,137 shares of Common Stock being offered at $0.065 (USD) per share by the selling stockholders pursuant to the Secondary Offering of their shares of our Common Stock (and which includes 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all having an exercise price of $1.00 (USD) per share)..

	Per Share ($USD)	Sale Total ($USD)
Public Offering Price	$2.00	$4,000,000
Underwriting Discounts and Commissions	—	—
Proceeds to Quantum Energy, Inc.	$2.00	$4,000,000

We are offering for sale a maximum of 2,000,000 shares of our Common Stock, par value $0.001 per share (the “Common Stock”), in a direct offering (the “Primary Offering”). These shares will be offered at a fixed price of $2.00 (USD) per share. There is no minimum number of shares that must be sold by us for the Primary Offering to proceed and therefore we may receive no proceeds or very minimal proceeds from the Primary Offering. In the event we do not raise sufficient capital to implement our planned operations, your entire investment could be lost. We will retain the proceeds from the sale any shares sold under the Primary Offering.

We will receive approximately $4,000,000 (USD) in gross proceeds if we sell all of the shares of Common Stock in the Primary Offering, and we will receive estimated net proceeds (after paying certain expense related to the offering process) of approximately $4,000,000USD), if we sell all of those shares.

Additionally, certain selling stockholders named in this prospectus are offering for sale 24,680,137 shares of Common Stock, (which includes 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share) (the “Secondary Offering”). We will not receive any proceeds from the sale of shares being sold by these selling stockholders under the Secondary Offering. The selling stockholders will offer their shares at a fixed price of $0.065 (USD) per share, or at such other price agreeable to the selling stockholder and a prospective purchaser. No underwriting arrangements have been entered into by any of the selling stockholders. The selling stockholders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (“the “Securities Act”), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

The offering will commence on the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the Common Stock available hereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus.

We will sell the Common Stock in the Primary Offering ourselves and do not plan to use underwriters or pay any commissions. We will be selling our Common Stock using our best efforts and no one has agreed to buy any of our shares of Common Stock. There is no minimum amount of Common Stock we must sell so no money raised from the sale of such Common Stock will go into escrow, trust or another similar arrangement. We will bear the all of the costs associated with this offering.

We were incorporated in the State of Nevada on February 5, 2004 as “Boomers Cultural Development.” We changed our name to Quantum Energy, Inc. on May 18, 2006. Our business strategy is to develop, construct and operate a “state-of-the art”, energy efficient, 40,000 BPD full slate crude oil processing facility in Stoughton, Saskatchewan, Canada. We may decide to develop, construct and operate additional refineries in other locations.

Our auditors have indicated in their opinion on our financial statements as of and for the period from inception to February 28, 2018 that there exists substantial doubt as to our ability to continue as a going concern. We are an early stage venture with no operating history. We will require substantial additional capital to implement our planned operations. As such, this offering is highly speculative, and the Common Stock being offered for sale involves a high degree of risk and should be considered only be persons who can afford the loss of their entire investment. Readers are encouraged to reference the section entitled “Risk Factors” herein for additional information regarding the risks associated with our company and Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our Common Stock is quoted on OTCQB under the ticker symbol “QEGY.” There is a limited trading market for our Common Stock. Our most recent bid and asked stock prices, as of ________, 2018, were $0.__(USD) per share and $0.__(USD) per share, respectively.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 30, 2018

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” or “Quantum” refer to Quantum Energy, Inc. unless the context indicates otherwise.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company

Organization:

We were incorporated in the State of Nevada on February 5, 2004 as “Boomers Cultural Development”. On May 18, 2006, our name was changed to Quantum Energy, Inc., because we changed our business strategy to focus on the energy industry. Our principal executive offices are located at 218 N. Jefferson Street, Suite 400, Chicago Illinois 60661.

Management:

Our Management consists of Jeffrey J. Mallmes, our Chairman of the Board, President, Treasurer and director and Andrew J. Kacic, our Secretary and director, William J. Hinz, director, Richard K. Ethington, director and Pamela L. Bing, director.

Plan of Operations:

Our business strategy is to develop a “state-of-the art”, energy efficient, 40,000 BPD full slate refinery in Stoughton, Saskatchewan, Canada (the “Stoughton Refinery”) to refine the light shale crude oil from the Bakken formation of the Viewfield oil field area of Saskatchewan, Canada.

Going Concern:	Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no operating revenues to date. Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact. We have an accumulated deficit of $11,017,516 at February 28, 2018. Our future is dependent upon our ability to obtain the substantial financing to develop, construct and operate the Stoughton Refinery and our ability to achieve profitable operations from operating the Stoughton refinery. These factors raise substantial doubt that we will be able to continue as a going concern.

Letter of Intent with Inductance Energy Corporation

On April 15, 2018, we entered into a conditional binding letter of intent with Inductance Inductance Energy Corporation Energy Corporation a Wyoming corporation (“IEC”), pursuant to which if all of the conditions contained in the letter of intent are satisfied, (a) we will be merged with a newly formed subsidiary of IEC with us being the surviving company, (b) we will issue to IEC such number of new shares of our Common Stock as shall represent 60% of our then issued and outstanding shares of Common Stock, and (c) IEC will provide to us as the surviving company up to $50,000,000(USD), a portion of which (estimated at $7,500,000 CAD) we intend to use to (i) validate the viability and suitability of the development of the Stoughton Refinery on the land (“Land”) for intended sight in Stoughton Saskatchewan Canada, which will include obtaining environmental and engineering studies to validate the viability and suitability of the intended site for the Stoughton Refinery, and (ii) if the site is determined to be viable and suitable, we will commence the process of obtaining the required permits to build the Stoughton Refinery and (iii) we will acquire the Land, and (iv) we will pay other related costs. See the section titled “Certain Relationships and Related Transactions Related Party Transaction” herein for a more detailed explanation of this transaction. No assurances can be given that the conditions to the letter of intent with IEC will be satisfied or that the transactions or financing, including the estimated $7,500,000(CAD), contemplated in the letter of intent will be consummated.

THE OFFERING

Type of Securities Offered:	Common Stock

Common Stock Being Sold In this Offering:

2,000,000 shares of Common Stock in the Primary Offering and 24,680,137 shares of Common Stock in the Secondary Offering (which includes 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share).

Offering Price:	We are offering our Common Stock in the Primary Offering at $2.00 (USD) per share. The Selling Stockholders are offering their shares of Common Stock at $0.065(USD) per share.

Shares of Common Stock Outstanding Before the Offering:	48,491,485 (which includes the shares reserved for issuance upon the exercise of Shares issued and outstanding options and warrants all of which have an exercise price of $1.00(USD) per share)

Shares of Common Stock Outstanding After the offering:

50,491,485 if all 2,000,000 shares offered in the Primary Offering are sold. The sale of shares by the Selling Stockholders in the Secondary Offering will not change the number of shares of Common Stock issued and outstanding after the Offering.

Termination of the Offering:

The Primary Offering will commence as of the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the Common Stock available thereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus.

The Secondary Offering will commence as of the effective date of this prospectus and will terminate upon the earliest of (i) such times as all of the Common Stock available thereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus.

Although we do not presently intend to do so, we have the right to amend the terms of the offering. Our Board of Directors may cancel the offering at any time.

Best efforts offering:	We are offering our Common Stock in the Primary Offering on a “best efforts” basis through our Executive Officers and Directors, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares of Common Stock that must be sold in order to close this offering.

Use of proceeds:

We will receive approximately $4,000,000 (USD) in gross proceeds if we sell all of the shares in the Primary Offering, however, there is not guarantee that we will receive any proceeds from the Primary Offering. We intend to use the proceeds of the Primary Offering, if any, to cover administrative expenses in connection with this offering and to fund the commencement of the development of the Stoughton Refinery including: validating the viability and suitability of the development of the Stoughton Refinery on the intended sight in Stoughton Saskatchewan Canada, which will include obtaining environmental and engineering studies to validate the viability and suitability of the intended site for the Stoughton Refinery. If the site is determined to be viable and suitable, the Company intends to commence the process of obtaining the required permits to build the Stoughton Refinery and pay other related costs (collectively the “Predevelopment Work”). See the section titled “Use of Proceeds” herein for a more detailed explanation of how proceeds from the Primary Offering will be used. Substantial additional financing will be required to purchase the Land, construct the Stoughton Refinery and obtain required governmental permits. If we raise less than $4,000,000 (USD) from this Primary Offering will need to obtain additional substantial financing to cover the balance of the costs for the Predevelopment Work. Also, we have entered into a conditional binding letter of intent from IEC which provides that if the stated conditions in the letter of intent are satisfied we will receive the necessary funds (estimated at$7,500,000(CAD)) to commence the permitting process and to complete the Predevelopment Work and the purchase of the Land. See “Letter of Intent with Inductance Energy” and the section titled “Certain Relationships and Related Transactions- Related Party Transaction” herein for a more detailed explanation of this transaction.

We will receive none of the proceeds from the sale of Common Stock by the selling stockholders in the Secondary Offering.

Market for our Common Stock:	Our Common Stock currently trades on OTCQB under the ticker symbol “QEGY.”

Common Stock owned by Directors and Officers:	Jeffrey Mallmes, our Chairman, President, Treasurer, and director owns 15.64% of our issued and outstanding Common Stock, and Kandy LP, controlled by Andrew J. Kacic, our Secretary and director, owns 18.66% of our issued and outstanding Common Stock. William J Hinz, Mr. Ethington and Ms. Bing own no shares of our issued and outstanding Common Stock.

“penny stock” Regulation:	The liquidity of our Common Stock is restricted as our Common Stock falls within the definition of a “penny stock”. The restrictions applicable to a “penny stock” may limit or deter the ability or desirability of broker/dealers to sell our Common Stock and may affect the ability of our stockholders to resell their shares of our Common Stock.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our Common Stock.  All material risks are discussed in this section.

Risks Related to our Company

Our lack of operating history and our having generated no revenues from operations makes it difficult for us to evaluate our future business prospects.

As of the date of this Prospectus, we have not commenced operations of our intended Stoughton Refinery, and as of ended February 28, 2018 we had generated no revenues and incurred an operating loss of $449,613. Also, we have not confirmed the viability and suitability of the Land for the Stoughton Refinery, commenced the permitting process, purchased the Land for the Stoughton Refinery, or commence the development or construction of the Stoughton Refinery. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses. If we make poor budgetary decisions as a result of unreliable data, we may never commence operating the Stoughton Refinery or become profitable, which may result in a decline in our stock price.

Also, we have no track record in executing our business model and as a consequence, it is difficult, if not impossible to judge our ability to execute our business strategy effectively and we may not be able to implement our business strategy or attain or sustain profitability in the future. To attain and sustain profitability, we must:

●	raise sufficient capital to validate the Land, commence the permitting process, purchase the land, and substantial capital to commence the development and construction of the Stoughton Refinery and to complete the development of the construction of the Stoughton Refinery;
●	attract, integrate, and motivate highly qualified professionals and third-party contractors to develop, construct and operate the Stoughton Refinery; and
●	process oil in such amounts so as to be profitable.

We may not be successful in accomplishing any of these objectives. Our future success depends on our ability to accomplish these objectives and execute our business strategy effectively. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries.

We will require substantial additional capital to implement our business strategy regarding the development, construction and operation of our Stoughton Refinery.

We estimate that we will require approximately $600,000,000(CAD) to implement our business strategy, including validating the viability and suitability of the Land, commencing the permitting process, purchasing the Land, completing the development and construction of the Stoughton Refinery and commencing the operation of the Stoughton Refinery. At the present time, we have not made any arrangements or received any unconditional commitments to raise funds or to otherwise obtain the significant financing that we will require. If we do not raise such significant amount of capital, it is unlikely that we will be able to complete our business strategy or commence operations of our Stoughton Refinery and in such event, we will either have to suspend our development efforts or our operations until we do raise the capital or cease operations entirely.

If our estimates related to expenditures and cash flow from operations are erroneous, and we are unable to sell additional equity securities or otherwise obtain financing, our business could fall short of expectations and you may lose your entire investment.

Our financial success is dependent in part upon the accuracy of our management’s estimates of expenditures required to validate the viability and suitability of the Land, commencing the permitting process, purchasing the Land, completing the development and construction of the Stoughton Refinery and commencing the operation of the Stoughton Refinery and estimates of cash flow from operations. If such estimates are materially erroneous or inaccurate, we may not be able to carry out our business strategy, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

Because we have no history of operating a refinery we may not be able to successfully implement our business plan.

We have no operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on our business.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues. If we are unable to generate sufficient revenue or secure the substantial financing that will be required in order to develop, construct and commence the operation of the Stoughton Refinery, we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure the needed substantial financing, we may be required to cease or curtail our operations. We do not expect to generate significant revenues from operations until the Stoughton Refinery has been in operation for at least approximately six months.

The risks associated with processing of crude oil could cause personal injury or death, environmental damages, monetary losses and possible legal liability.

We intend to engage in the processing of crude oil through the development, construction and operation of the Stoughton Refinery facility. There are significant operational risks associated with such operations. We do not presently carry property and liability insurance. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Cost effective insurance may contain exclusions and limitations on coverage and may be unavailable in some circumstances. Additionally, we will require substantial capital to afford the cost of property and liability insurance.

Our future results and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. The costs of defending any action against us and in paying any claims that result from a settlement or judgment against us could result in adverse publicity, which in turn could result in a loss of consumer confidence in our business or our securities.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our ability to execute our business strategy and our future business and, once operational our results of operations will depend in significant part upon the continued contributions of our senior executive management team including Jeffrey Mallmes, our Chairman, President, Treasurer and director and Andrew J. Kacic, our Secretary and director and William J. Hinz, Richard Ethington and Pamela Bing our independent directors. If we lose the services of any of them or if they fail to perform in their current positions, or if we are not able to attract and retain skilled employees as needed, our ability to complete the Predevelopment Work or commence our refinery operations and our business (if we can commence our refinery operations) could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our senior management team. We depend on the skills and abilities of these key employees in managing the Predevelopment Work, the development, construction and operation of the Stoughton Refinery, and the marketing and sales aspects of our business, any part of which could be harmed by turnover. In this regard, Mr. Mallmes is an experienced business executive and his experience includes working in and manufacturing for the oil industry. However, he has no experience in developing, constructing and operating an oil refinery. Accordingly, the Company intends to hire an experienced oil refinery executive (“Refinery Executive”) to work full time to develop, construct and operate the Stoughton Refinery. Mr. Mallmes has devoted 25-30 hours per week to the Company’s business since he was appointed Chairman, President, Treasurer and director and he intends to continue to devote such amount of time (and more if required) to the Company’s business. No assurances can be given that the Company will be able to hire a Refinery Executive or that the Company will have sufficient capital to attract a Refinery Executive to join the Company’s senior management team.

Our Articles of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation generally limit our officers’ and directors’ personal liability to us and to our stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Nevada Revised Statutes against all expense, liability, and loss, including attorney’s fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by our officers and directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete our assets. Stockholders who have questions regarding the fiduciary obligations of our officers and directors should consult with independent legal counsel.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Implications of Being an Emerging Growth Company.

As a company with less than $1.0 billion in revenue during its last fiscal year, we are considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.  These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis included in an initial public offering registration statement;
●	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;
●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;
●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;
●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and
●	reduced disclosure about the emerging growth company’s executive compensation arrangements

An emerging growth company is also exempt from Section 404(b) of Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which require the stockholders’ approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

●	the last day or our first fiscal year following the fifth anniversary of this offering,
●	the last day of our fiscal year during which we had annual gross revenues are $1 billion or more,
●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt securities, or
●	the date on which we are deemed to be a “large accelerated filer”, as defined in section 240.12b-2 of title 46, Code of Federal Regulations, or any successor thereto.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this Prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this Prospectus).  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 stockholders and do not file a registration statement on Form 8-A under the Exchange Act.  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After the registration statement (of which this Prospectus is a part) becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.  Previously, a company with more than 500 stockholders of record and $10 million in assets had to register under the Exchange Act.  However, the JOBS Act raised the minimum stockholders threshold from 500 to either 2,000 persons or 500 persons who are not “accredited investors” (or 2,000 persons in the case of banks and bank holding companies).  The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the stockholder threshold.  This means that access to information regarding our business and operations will be limited.

We may be unable to continue paying the costs of being public.

The costs of being a public company may be substantial and we may not be able to absorb the costs of being a public company which may cause us to cease being public in the future or require additional fundraising in order to remain in business or remain a public company. We estimate that in the future, costs for legal and accounting at $150,000 per year.

Risks Related to our Business

The volatility of the prices of crude oil and other feedstocks, blendstocks, refined products and fuel prices and utility services could materially and adversely affect our financial results and impede our growth.

If we are able to successfully develop, construct and commence operating the Stoughton Refinery, our revenues, profitability, cash flows and liquidity from refinery operations will depend primarily on the prices and demand for refined fuels and the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil, and products blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase profitability, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs tightens, our earnings, profitability and cash flows will be negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. An increase or decrease in the price of crude oil will likely result in a similar increase or decrease in prices for refined products; however, there may be a time lag in the realization, or no such realization, of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business will require us to maintain substantial crude oil, feedstock and refined product inventories. Because crude oil, feedstock and refined products are commodities, we will have no control over the changing market value of these inventories. Our crude oil, feedstock and refined product inventories will be valued at the lower of cost or market value under the last-in-first-out (“LIFO”), inventory valuation methodology. If the market value of our crude oil, feedstock and refined product inventories were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales.

Prices of refined fuels and crude oil, other feedstocks, blendstocks, and refined products depend on numerous factors including a variety of economic, market, environmental and political conditions that are beyond our control, such as:

●	changes in global supply and demand for natural gas and oil;
●	commodity processing, gathering, and transportation availability;
●	domestic and global political and economic conditions;
●	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
●	weather conditions;
●	technological advances affecting energy consumption;
●	domestic and foreign governmental regulations; and
●	the price and availability of alternative fuels.

Lower refined fuel prices and an increase in crude oil prices may not only decrease our revenue on a per share basis, but also may reduce the amount of refined fuel that we can produce economically.

Our direct operating expense structure will also impact our profitability. If our Stoughton Refinery is operational, our major direct operating expenses will include employee and contract labor, maintenance and energy. We believe that an important variable direct operating cost will be energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our Stoughton Refinery and other operations will affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our revenues, profitability and cash flows. We intend to explore and, if feasible, use alternative sources of energy to operate the Stoughton Refinery in order to lower our Stoughton Refinery operating costs, however no assurances can be given that such alternative sources of energy will be feasible or provided sufficient power for operating the Stoughton Refinery or will lower our Stoughton Refinery operating costs.

Competition from companies who produce their own supply feedstocks, have extensive retail outlets, make alternative fuels or have greater financial and other resources than we do could materially and adversely affect our business and results of operations.

The crude oil refining industry is intensely competitive. Assuming we are able to successfully develop, construct and commence operating the Stoughton Refinery, our refining operations will compete with domestic refiners and marketers in regions of Canada and the United States in which we intend to operate, as well as with domestic refiners in other regions and foreign refiners that import products into Canada and the United States. In addition, we will compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. Certain of our competitors have larger and more complex refineries and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors, including but not limited to integrated national or international oil companies, are larger and have substantially greater resources than we do and access to proprietary sources of controlled crude oil production. Unlike these competitors, we will obtain substantially all of our feedstocks from unaffiliated sources. Currently we are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore we will be dependent upon others for outlets for our refined products. Because of their integrated operations and larger capitalization, these competitors may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations. Some of our competitors have been operating in the Bakken formation and have demonstrated the ability to operate through industry cycles. Also, some of our competitors may be able to absorb the burden of present and future federal, provincial, state, local and other laws and regulations more easily than we can. Any of these competitive disadvantages could adversely affect our business, financial condition and results of operations.

Although we intend to develop the Stoughton Refinery as a “state-of-the-art” energy efficient facility, even newer or upgraded refineries that may be developed in the future may be more efficient than the Stoughton Refinery, which may put us at a competitive disadvantage. We intend to take necessary measures to maintain the Stoughton Refinery including, when needed, the installation of new equipment and redesigning older equipment to improve our operations. Over time, the Stoughton Refinery may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors. Although we believe that the design of the Stoughton Refinery will allow us to quickly and efficiently upgrade that refinery, no assurances can be given that we will be able to do so if and when needed.

Continued economic turmoil in the global financial system has had and may in the future have an adverse impact on the refining industry.

Our business and profitability will be affected by the overall level of demand for our products, which in turn will be affected by factors such as overall levels of economic activity and business and consumer confidence and spending. Declines in global economic activity and consumer and business confidence and spending (such as those that occurred during the 2009 global recession) may significantly reduce the level of demand for our products. Reduced demand for our products may have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, downturns in the economy may impact the demand for refined fuels and, in turn, result in excess refining capacity. Refining margins are impacted by changes in domestic and global refining capacity, as increases in refining capacity can adversely impact refining margins, earnings and cash flows.

Renewable fuels mandates may reduce demand for the refined fuels we intend to produce, which could have a material adverse effect on our results of operations and financial condition.

Pursuant Canadian and U.S. laws, the Canadian and U.S. governments have issued regulations that mandate blended renewable fuels into the petroleum fuels produced and sold in Canada and the United States, as applicable. These regulations specify the volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels. In addition, certain provinces and states have passed legislation that requires minimum biodiesel blending in finished distillates. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products will displace an increasing volume of our Stoughton Refinery’s product pool, potentially resulting in lower earnings and profitability. In addition, in order to meet certain of these current and future requirements, we may need to purchase renewable identification numbers credits (which are a fungible, tradable regulatory currency that represents a qualifying renewable fuel), known as “RIN” credits which have fluctuating costs.

We are exposed to the credit risks, and certain other risks, of our customers, and any material nonpayment or nonperformance by our customers could reduce our ability to operate or operate profitably.

We are subject to the risks of loss resulting from nonpayment or nonperformance by our customers. If any of our most significant customers default on their obligations to us, our financial results could be adversely affected. Our customers may be highly leveraged and subject to their own operating and regulatory risks. Also, we may have a limited pool of potential customers and may be unable to replace any existing customer that defaults on its obligations to us. Therefore, any material nonpayment or nonperformance by our customers could reduce our ability to operate or to operate profitably. Our business is also indirectly exposed to risks faced by our suppliers and other business partners. The impact on these constituencies of the risks posed by economic turmoil in the global financial system and markets and the unrest and turmoil in foreign governments and countries have included or could include interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. Any of these events may have an adverse impact on our business, financial condition, results of operations and cash flows.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

If we are able to commence refining operations, significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, engineers and other professionals in the natural gas and oil industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

Compliance with and changes in environmental, health and safety laws and regulations will have a cost impact on our business, and failure to comply with such laws and regulations could have an impact on our assets, costs, revenue generation and growth opportunities. In addition, our customers are also subject to environmental laws and regulations, and any changes in these laws and regulations could result in significant added costs to comply with such requirements and delays or curtailment in pursuing production activities, which could reduce demand for our services. Changes in laws, regulations, policies and obligations relating to climate change, including carbon pricing, could also impact us by adversely affecting the demand for our customers’ products.

When we commence development, construction and operation of the Stoughton Refinery and while we are operating the Stoughton Refinery, we will be subject to extensive environmental, worker health and safety, and other applicable safety laws and regulations, including those relating to the discharge and remediation of materials in the environment, waste management, natural resource protection and preservation, pollution prevention, pipeline integrity and other safety-related regulations and characteristics and composition of fuels. Canadian and U.S. governmental authorities, and analogous provincial and state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. Our operations also will pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain Canadian environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. There can be no assurances that our operating policies and procedures will adequately identify all process safety, personal safety and environmental risks or that all our operating activities will be conducted in conformance with these requirements.

Failure to comply with these laws, regulations and permits may result in joint and several or strict liability or the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and/or the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or retaining or be unable to obtain or retain required permits or approvals for projects related to the Stoughton Refinery, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenues, which in turn could affect our business, financial condition, results of operations, cash flows and ability to make cash distributions. As new environmental laws and regulations are enacted, the level of expenditures required for environmental matters could increase. Current and future legislative action and regulatory initiatives could result in changes to operating permits, material changes in operations, increased capital expenditures and operating costs, increased costs of the goods we transport, and decreased demand for products we handle that cannot be assessed with certainty at this time. We may be required to make expenditures to modify operations or install pollution control equipment or release prevention and containment systems that could materially and adversely affect our business, financial condition, results of operations and liquidity if these expenditures, as with all costs, are not ultimately reflected in the tariffs and other fees we receive for our products and services.

We expect that our customers are also subject to environmental laws and regulations that affect their businesses, and changes in these laws or regulations could materially adversely affect their businesses or prospects. Any changes in laws, regulations, policies or obligations that impose significant costs or liabilities on our customers, that result in delays, curtailments or cancellations of their projects, or that reduce demand for their products, could reduce their demand for our products and services and materially adversely affect our results of operations, financial position or cash flows.

We cannot predict the potential impact of changes to climate change legislation and regulations to address greenhouse gas (“GHG”) emissions in Canada or in the United States on our future consolidated financial condition, results of operations or cash flows, however changes in laws, regulations, policies and obligations relating to climate change, including carbon pricing, could impact our assets, costs, revenue generation and growth opportunities.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and/or to operate profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Canada or the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which may fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or to operate profitably.

The marketability of refined fuel products will be affected by numerous factors beyond our control, which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of refined fuel products will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, new technology, new sources of energy, land tenure, land use, regulation concerning the importing and exporting of refined products and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of some or all of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

We do not yet have substantial assets or any revenues and we are largely dependent upon the proceeds of this Primary Offering and other sources for the substantial amount of capital we will need to confirm the viability of the Land, to commence the permitting process and to develop, construct and operate the Stoughton Refinery to fully fund our business. In addition to the sale so our shares in the Primary Offering, we will have to seek substantial additional financing to complete our business model or abandon our business strategy.

We have limited capital resources. To date, we have funded our limited operations from limited funding from private investors and we have not generated cash from operations to be profitable. Unless we are able to obtain the substantial financing needed to develop, construct and operate the Stoughton Refinery, and then begin to generate sufficient revenues to finance operations as a going concern, we may experience liquidity and solvency problems. Such liquidity and solvency problems may force us to cease operations if additional financing is not available. We are not aware of any available alternative or additional sources of funds to us to fund our business strategy.

We may not be able to attain profitability without substantial additional funding, which may be unavailable.

We have limited capital resources. Unless we can obtain the substantial additional financing needed for the Predevelopment Work and to develop, construct and operate the Stoughton Refinery and then to begin to generate sufficient revenues to finance our operations as a going concern, we will experience liquidity and solvency problems. Without such financing, we will not be able to commence our refining operations. Also, such liquidity and solvency problems may force us to cease any refinery operations we have commenced. We are not aware of any available alternative sources of funds to us to address these matters.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

At such time as our Stoughton Refinery is operating, our business will be highly dependent on financial, accounting and other data processing systems and other communications and information systems. We will rely upon the proper functioning of our computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. Currently, we have no formal disaster recovery plan in place.

We intend to enter into non-binding letters of intent with potential customers regarding the purchase of the finished products from the Stoughton Refinery once it is fully operational.

When the Stoughton Refinery is fully operational, and we start to produce refined products, we intend to obtain good faith, non-binding letters of intent with customers to purchase refined products from the Stoughton Refinery. Due to the non-binding nature of such letters of intent, no assurances can be given that we will enter into definitive agreements with such customers or that such customers will purchase the products as specified in such definitive agreements.

We may be unable to obtain or renew permits necessary for our operations or for growth and expansion projects, which could inhibit our ability to do business.

Our Stoughton Refinery will require a number of Canadian and provincial permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. In addition, we may implement maintenance, growth and expansion projects as necessary to pursue business opportunities, and these projects often require similar permits, licenses and approvals. These permits, licenses, approval limits and standards may require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval limit or standard. In some instances, for construction permits, extensive environmental assessments or impact analyses must be completed before a permit can be obtained, which has the potential to result in additional operational delays. Failure to obtain required permits or noncompliance or incomplete documentation of our compliance status with any permits that are obtained may result in the imposition of fines, penalties and injunctive relief.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy could have a material adverse effect on our business, results of operations and financial condition.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy in areas or regions of the world may affect our business in unpredictable ways, including forcing us to increase security measures and causing disruptions of supplies and distribution markets. We may also be subject to Canadian and United States trade and economic sanctions laws, which change frequently as a result of foreign policy developments, and which may necessitate changes to our crude oil acquisition activities. Further, like other industrial companies, our facilities may be the target of terrorist activities. Any act of war or terrorism that resulted in damage to the Stoughton Refinery or third-party facilities upon which we are dependent for our business operations could have a material adverse effect on our business, results of operations and financial condition.

Terrorist or cyber-attacks and threats, or escalation of military activity in response to these attacks, could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, cyber-attacks, or escalation of military activity in response to these attacks, may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. A breach or failure of our digital infrastructure due to intentional actions such as cyber-attacks, negligence or other reasons, could seriously disrupt our operations and could result in the loss or misuse of data or sensitive information, injury to people, disruption to our business, harm to the environment or our assets, legal or regulatory breaches and potential legal liability.

Strategic targets, such as energy-related assets and transportation assets, may be at greater risk of future terrorist or cyber-attacks than other targets in Canada. We do not expect to obtain or maintain specialized insurance for possible liability or loss resulting from a cyber-attack on our assets that may shut down all or part of our business. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital including our ability to repay or refinance debt. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Crisis management and business continuity-potential disruption to our business and operations could occur if we do not address an incident effectively.

Our business and operating activities could be disrupted if we do not respond, or are perceived not to respond, in an appropriate manner to any major crisis or if we are not able to restore or replace critical operational capacity.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

●	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

●	covenants contained in our debt arrangements may limit our ability to borrow additional funds, dispose of assets and make certain investments;

●	such covenants may also require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

●	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

●	we may be at a competitive disadvantage to those of our competitors that are less leveraged and we may be more vulnerable to adverse economic and industry conditions;

●	our funds available for operations and any future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

●	such financing may contain covenants that limit our ability to declare dividends to our stockholders; and

●	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to meet our payment obligations in connection with the development and construction and operation of the Stoughton Refinery, or our future debt obligations, comply with certain deadlines related to environmental regulations and standards, or pursue our business strategies, in which case our operations may not perform as we currently expect. We have substantial short-term capital needs and substantial long-term capital needs. If we are able to develop, construct and operate the Stoughton Refinery we expect that our short-term working capital needs will be primarily related to financing certain of our refined products inventory that will not be covered by our various products off-take agreements we intend to enter into with customers. In addition to our long-term capital need to finance the development, construction and operation of the Stoughton Refinery, we expect our long-term needs for cash will include those to support ongoing capital expenditures for crude oil and other feedstocks, equipment maintenance and upgrades during turnarounds at the Stoughton Refinery and to complete our routine and normally scheduled maintenance, regulatory and security expenditures. We will likely incur substantial compliance costs in connection with new or changing environmental, health and safety regulations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our liquidity will affect our ability to satisfy any of these needs or obligations.

Risks Related to our Common Stock

 We are subject to “Penny Stock” regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our Common Stock would be considered a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a “penny stock”, unless exempt, the rules require delivery, prior to any transaction in a “penny stock”, of a disclosure schedule prepared by the SEC relating to the “penny stock” market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the “penny stock” held in the account and information on the limited market in “penny stock”.

We do not anticipate that our Common Stock will qualify for exemption from the “penny stock” Rule. In any event, even if our Common Stock were exempt from the “penny stock” Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of “penny stock”, if the SEC finds that such a restriction would be in the public interest.

You will experience an immediate and substantial dilution in the net tangible book value of our Common Stock you purchase in this offering.

The initial public offering price per share of our Common Stock in the Primary Offering is substantially higher than the pro forma net tangible book value per share of our Common Stock immediately after this offering. As a result, you may pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Investors who purchase Common Stock in this Primary Offering will be diluted by $1.925(USD) per share after giving effect to the sale of shares of Common Stock in this Primary Offering at the offering price of $2.00(USD) per share. If we grant options in the future to our employees, and those options are exercised or other issuances of Common Stock are made, there will be further dilution.

The initial public offering price of our Common Stock may not be indicative of the market price of our Common Stock after this offering and our stock price may be highly volatile.

The initial public offering price of our Common Stock in the Primary Offering is based on numerous factors and may not be indicative of the market price of our Common Stock after this offering. The market price may be affected by such factors as:

●	variations in actual or anticipated operating results;

●	changes in, or failure to meet, earnings estimates of securities analysts;

●	market conditions in the oil refining industry;

●	regulatory actions;

●	general economic and stock market conditions; and

●	the availability for sale, or sales, of a significant number of shares of our Common Stock in the public market.

These and other factors may cause the market price of our Common Stock to decline below the initial public offering price, which in turn would adversely affect the value of your investment.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could significantly harm our profitability and reputation.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline and our Common Stock to be less liquid.

Sales of our Common Stock under Rule 144 could reduce the market price of our Common Stock.

We are registering 2,000,000 newly issued shares in this Primary Offering and we are registering 24,680,137 shares to be sold by our selling stockholders which includes 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share. All of our remaining restricted shares will still be subject to the resale restrictions of Rule 144. All of our remaining restricted shares will still be subject to the resale restrictions of Rule 144. In general, (i) a person (who is not an affiliate) who holds restricted shares of a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and has held the shares or a period of six from the date of purchase, such person may sell an unlimited number of his/her shares provided that the current public information requirement under Rule 144 is satisfied, and if that person has held the shares for one year from the date of purchase, the person may sell an unlimited number of shares under Rule 144 and need not comply with any other Rule 144 requirements, (ii) a person (who is not an affiliate) who holds shares of a company that is not a reporting company under the Exchange Act must hold the shares for a period of one year and then may sell an unlimited number of shares under Rule144 and need not comply with any other Rule 144 requirements, (iii) a person who is an affiliate and the Company is a reporting company under the Exchange Act must hold his/her shares for a period of six months from the date of purchase and then may resell the shares in accordance with all Rule 144 requirements and (iv) a person who is an affiliate and the Company is not a reporting company under the Exchange Act must hold the shares for one year and then may resell the shares in accordance with all Rule 144 requirements. The availability for sale of substantial amounts of Common Stock under Rule 144 could reduce prevailing market prices for our securities.

We may, in the future, issue additional shares of Common Stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of 495,000,000 shares of Common Stock. As of August 30, 2018, we had issued and outstanding 48,491,485 shares of Common Stock and 3,166,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share. Accordingly, we have the authority to issue additional shares of Common Stock and may elect to do so in the future. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our Common Stock to investors pursuant to certain exemptions from the registration requirements of the applicable Canadian and provincial, and/or U.S. and state securities laws. The basis for relying on such exemptions is factual; that is, the applicability and availability of such exemptions depends upon, among other things, the disclosures we provide to prospective investors and our conduct and the conduct of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any applicable law. Instead, we may elect to relay upon the operative facts as the basis for our reliance on such exemption, including information provided by investors themselves.

If any such offering did not qualify for the intended exemption in the applicable jurisdiction, an investor may have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. If one or more investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the applicable governmental agencies.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of who are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development, expansion and operation of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell their shares. There is no assurance that stockholders will be able to sell their shares when desired.

Opt-in right for emerging growth company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements.

The economic environment within which we operate could materially affect our actual results.  Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: the volatility of crude oil and refined oil prices, the possibility that our marketing efforts will not be successful in identifying sources of crude oil and buyers of refined oil products, the Company’s need for and ability to obtain additional financing, and, other factors over which we have little or no control.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

Our Primary Offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the Primary Offering to proceed. The offering price per share is $__.00(USD). The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the Common Stock offered for sale by us in the Primary Offering. There is no guarantee that we will receive any proceeds from the Primary Offering.

	100% of Offering Sold	75% of Offering Sold	50% of Offering Sold	25% of Offering Sold
Offering Proceeds	$4,000,000	$3,000,000	$2,000,000	$1,000,000
Shares Sold	2,000,000	1,500,000	1,000,000	500,000
Gross Proceeds	$4,000,000	$3,000,000	$2,000,000	$1,000,000
Total Before Expenses	$4,000,000	$3,000,000	$2,000,000	$1,000,000

Offering Expenses
Accounting	$60,000	$60,000	$60,000	$60,000
Legal	75,000	75,000	75,000	75,000
Publishing/EDGAR	1,000	1,000	1,000	1,000
Transfer Agent	3,000	3,000	3,000	3,000
SEC Filing Fee	698	698	698	698
Total Expenses	$139,698	$139,698	$139,698	$139,698

Net Offering Proceeds

Expenditures
Engineering and Permitting:
Phase I	900,000	900,000	900,000	860,302
Phase II	2,450,000	1,960,302	960,302	-0-
Repay Advances from Management	100,000	-0-	-0-	-0-
Total Expenditures	$3,350,000	$2,860,302	$1,860,302	$860,302

Net Remaining Proceeds	$689,698	$-0-	$-0-	$-0-

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this Primary Offering for other purposes, and we will have broad discretion in the application of net proceeds from this Primary Offering. Furthermore, even if we sell all 2,000,000 shares in the Primary Offering, we will need to secure additional substantial funding to commence and complete the Predevelopment Work. Also, if we are able to complete the Predevelopment Work we will need additional substantial funding to purchase the Land and then we will need further substantial funding to develop and construct the Stoughton Refinery and fully implement our business plan.

In the event we are not successful in selling all of the securities under the Primary Offering, we would utilize any available funds raised in the following order of priority:

●	for general and administrative expenses, including legal and accounting fees and administrative support expenses incurred in connection with our reporting obligations with the SEC; and

●	to obtain environmental and engineering studies performed by independent experts to validate the viability and suitability of the land for the development and operation of the Stoughton Refinery.

Our corporate headquarters are currently located at the offices of our legal counsel, Jerold N. Siegan, at 218 N. Jefferson street, Suite 400, Chicago, Illinois 60661. Currently, there are not costs to the Company for using this location.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the Common Stock being sold in the Primary Offering, which was arbitrarily determined and bears no relationship whatsoever to our assets, earnings, results of operations, book value or to any other generally accepted criteria of value. Notwithstanding this arbitrary price, we did consider certain factors in determining the offering price:

●	our lack of revenues;
●	our business model, and our lack of comparable publicly held companies with which to compare our model; and
●	the price we believe a purchaser is willing to pay for our Common Stock.

Currently, our Common Stock trades on the OTCQB market.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

DILUTION

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the common stock held by existing shareholders.

As of May 31, 2018, the net tangible book value of our shares of common stock was approximately ($78,301) or approximately ($0.002) per share based on 48,491,485 shares outstanding (not including 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share).

The following table sets forth as of May 31, 2018, the number of shares of Common Stock purchased from us and the total consideration paid by our existing stockholder and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the Primary Offering, after deduction of offering expenses, assuming a purchase price in this offering of $2.00(USD) per share of Common Stock.

	100% of Offering Sold	75% of Offering Sold	50% of Offering Sold	25% of Offering Sold
Number of current shares held	48,491,485	48,491,485	48,491,485	48,491,485
Number of new shares issued	2,000,000	1,500,000	1,000,000	500,000
Total number of shares held	50,491,485	49,991,485	49,491,485	48,991,485

Net tangible book value before this offering	(78,301)	(78,301)	(78,301)	(78,301)
Net proceeds to the Company	3,860,350	2,895,263	1,930,175	965,088
Net tangible book value after this offering	$3,782,049	$2,816,962	$1,851,874	$886,787

Assumed public offering price per share	$2.00	$2.00	$2.00	$2.00
Net tangible book value per share before this offering	$(0.002)	$(0.002)	$(0.002)	$(0.002)
Increase attributable to new investors	$0.077	$0.058	$0.039	$0.020
Net tangible book value per share after this offering	$0.075	$0.056	$0.037	$0.018
Dilution per share to new stockholders	$1.925	$1.944	$1.963	$1.982

Assuming we sell all 2,000,000 shares for sale through the Primary Offering and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of May 31, 2018 would have been $3,782,049 (USD) or $0.075 (USD) per share. This amount represents an immediate increase in the as adjusted net tangible book value of $0.077(USD) per share to our existing stockholders and an immediate dilution in the as adjusted net tangible book value of approximately $1.925 (USD) per share to new investors purchasing Common Stock in the Primary Offering. We determine dilution by subtracting the as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of Common Stock.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of August 30, 2018, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus, and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders acquired his, her or its shares pursuant to an employment or consulting contract or pursuant to a private placement or exempt offering solely for investment and not with a view to or for resale or distribution of such securities.

The percentages below are calculated based on 48,491,485 shares of our Common Stock issued and outstanding as of August 30, 2018 (excluding 3,116,468 shares of Common Stock reserved for issuance upon the exercise of issued and outstanding options and warrants). As of that date the total issued and outstanding shares included 40,670,967 shares of restricted stock, and 7,820,518 shares of unrestricted. (The following table does not account for 3,116,468 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants all of which have an exercise price of $1.00(USD) per share).

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by the Selling Security Holder	Number of Shares Held After the Offering (1)	Percentage of Total Issued and Outstanding After the Offering (1)
Kandy LP (2)	9,050,000	2,000,000	7,050,000	14.54%
Jeffrey Mallmes (3)	8,084,395(3)	2,500,000	5,584,395	11.52%
Stanley F. Wilson(4)	3,000,000	1,000,000	2,000,000	4.12%
Robert C. Henry	3,000,000	1,000,000	2,000,000	4.12%
John Suprock (5)	3,000,000	2,175,000	825,000	1.70%
Robert Udy	2,000,000	1,000,000	1,000,000	2.06%
Mountain Top Properties Inc.	1,700,000	1,000,000	700,000	1.44%
Raleigh C. Kone	1,300,000	1,000,000	300,000	0.62%
Steven J. Hammer	1,000,000	1,000,000	0	0.00%
Robby J. Nichols & Jacalyn Nichols	820,000	820,000	0	0.00%
Glenn Moradian & Merri Moradian	750,000	750,000	0	0.00%
Kevin Holinaty	750,000	750,000	0	0.00%
Landmark Oil & Gas LLC	560,000	560,000	0	0.00%
Gravity Holdings Inc.	500,000	500,000	0	0.00%
Buddy Keith Green	500,000	500,000	0	0.00%
RKT LLC	452,200	452,200	0	0.00%
Steve A Montgomery	400,000	400,000	0	0.00%
Consortium LLC	400,000	400,000	0	0.00%

Tiger-Hawk Oil	300,000	300,000	0	0.00%
Mainstar Trust FBO Chiles	300,000	300,000	0	0.00%
Gordon Erickson	250,000	250,000	0	0.00%
Haaije De Jong	250,000	250,000	0	0.00%
David Skilling	250,000	250,000	0	0.00%
Caron Skilling	250,000	250,000	0	0.00%
Aspir Corporation	250,000	250,000	0	0.00%
Robert D Stubbins	250,000	250,000	0	0.00%
Jerold N. Siegan	233,333	233,333	0	0.00%
Koko Petroleum	225,000	225,000	0	0.00%
Trevor Scott MacNeil	200,000	200,000	0	0.00%
KWCO PC	115,000	115,000	0	0.00%
Katherine Sturgeon	100,000	100,000	0	0.00%
Mainstar Trust FBO Beck	100,000	100,000	0	0.00%
Mainstar Trust Rafferty	100,000	100,000	0	0.00%
Brandee Corwin Knox	100,000	100,000	0	0.00%
William K Davis	100,000	100,000	0	0.00%
Andrew G McGregor	100,000	100,000	0	0.00%
Kevin Turko	63,136	63,136	0	0.00%
Raymond Johnson	50,000	50,000	0	0.00%
Donald A. MacNeil	50,000	50,000	0	0.00%
Gordon Zelko	50,000	50,000	0	0.00%
Debra Millet Gilmore	20,000	20,000	0	0.00%
Marc Litle	20,000	20,000	0	0.00%
Donald J. MacNeil	10,000	10,000	0	0.00%
Laine A. MacNeil	10,000	10,000	0	0.00%
JT Morgan	10,000	10,000	0	0.00%
Total	41,023,064	21,563,669	19,459,395	40.12%

(1)	Assumes all of the Primary Offering and Secondary Offering shares of Common Stock offered in this prospectus are sold and no other shares of Common Stock are sold or issued during this offering period. Based on 48,491,485 shares of Common Stock issued and outstanding as of August 30, 2018, and 50,491,485 shares of Common Stock issued and outstanding assuming all shares in the Primary Offering are sold.

(2)	Kandy, L.P. is owned by Andrew J. Kacic our Secretary and director.

(3)	Jeffrey Mallmes, our Chairman, President, Treasurer and director, individually and beneficially owns directly and indirectly an aggregate of 7,584,395 shares of our Common Stock as follows: directly and as record owner, 3,459,173 of our restricted shares and 352,097 unrestricted shares. Indirectly, Mr. Mallmes owns 2,000,000 restricted shares in the name of The Big Barge Company Inc. (which is owned by Mr. Mallmes); and indirectly 1,773,125 restricted shares in the name of Oopik Holdings LTD (which is owned by Mr. Mallmes). Mr. Mallmes also owns a stock purchase warrant to purchase 333,333 shares of our Common Stock at $1.00 per share which stock purchase warrant expires on February 28, 2020. Mr. Mallmes’ wife, Janice Mallmes, individually is the record and beneficial owner of 500,000 shares of our Common Stock. The aggregate number of shares shown as being owned by Mr. Mallmes includes the shares individually owned of record and beneficially by Mrs. Mallmes. Notwithstanding the foregoing, Mr. Mallmes disclaims any beneficial ownership of 500,000 shares owned by Janice Mallmes, his wife. Also, Janice Mallmes disclaims any beneficial ownership of 7,584,395 shares owned directly and indirectly by Mr. Mallmes, her husband.

(4)	Stanley F. Wilson is our former chairman, president, secretary and director. Mr. Wilson resigned his duties on February 28, 2018.

(5)	John Suprock individually is the record and beneficial owner of 1,825,000 shares of Common Stock. Laurie Suprock, his wife, individually is the record and beneficial owner of 325,000 shares of Common Stock. Mr. and Mrs. Suprock also own as joint tenants, 850,000 shares of Common Stock. Mr. Suprock disclaims any beneficial ownership of the Common Stock owned individually and of record by Mrs. Suprock and Mrs. Suprock disclaims any beneficial ownership of any shares owned individually and of record by Mr. Suprock. The aggregate number of shares shown as being owned by Mr. Suprock includes the shares individually owned of record and beneficially by Mrs. Suprock.

The Company has only one class of stock outstanding, the common stock. Each share of Common Stock entitles the beneficial owner to cast one vote on all matters submitted to a vote of the Stockholders. Accordingly, the percentage of the total shares of common stock represents each beneficial owner’s voting power.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the sale of 2,000,000 Common Stock to be sold by the Company as part of the Primary Offering and 21,563,669 Common Stock to be sold by selling stockholders as part of the Secondary Offering. An additional 3,116,468 shares that are reserved for issuance upon the exercise of issued and outstanding options and warrants are also being registered for resale pursuant hereto.

We will sell the Primary Offering shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our Common Stock using our best efforts and no one has agreed to buy any of our Common Stock. This prospectus permits our officers and directors to sell the Common stock directly to the public, with no commission or other remuneration payable to them for any Common Stock they may sell. There is no plan or arrangement to enter into any contracts or agreements to sell the Common Stock with a broker or dealer. Our officers and directors will sell the Common Stock and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of Common Stock we must sell, so no money raised from the sale of our Common Stock will go into escrow, trust or another similar arrangement.

The Primary offering and the Secondary Offering will commence on the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the Common Stock have been sold pursuant to this prospectus or (ii) 365 days from the effective date of this prospectus.

Under the rules of the Securities and Exchange Commission, our Common Stock comes within the definition of a “penny stock” because the current price of our Common Stock is below $5.00(USD) per share. Although we intend to sell our shares at $2.00(USD) per share, no assurances can be given that we will be able to sell our Common Stock at such price. Accordingly, if we are not able to sell our Common Stock at the $2.00(USD) price, our Common Stock will remain subject to the “penny stock” rules and regulations. Broker-dealers who sell “penny stocks” to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of “penny stock”. These regulations require broker-dealers to:

●	make a suitability determination prior to selling “penny stock” to the purchaser;
●	receive the purchaser’s written consent to the transaction; and
●	provide certain written disclosures to the purchaser.

These “penny stock” requirements may restrict the ability of broker/dealers to sell our Common Stock and may affect the ability to resell our Common Stock and may result in be lower trading volume than for “non-penny stock”.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets. Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards.

Our Common Stock currently trades on the OTCQB Market under the trading symbol “QEGY.” Investors may have greater difficulty in getting orders to purchase or sell our Common Stock filled because it currently trades on the OTCQB Market rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities and the frequency of trades may be sporadic.

Because analysts do not usually follow stocks traded on OTCQB Market, there may be lower trading volume than for NASDAQ-listed securities. See also “Risks Related to our Common Stock - We are subject to “Penny Stock” regulations and restrictions and you may have difficulty selling shares of our Common Stock”.

Blue Sky Law Considerations

Our Common Stock is currently traded on the OCTQB Market. There is no guarantee that our Common Stock will continue to be traded on the OTCQB Market. If our Common Stock ceases to be trade on the OTCQB market, the holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, investors should be aware that any secondary market for the Company’s Common Stock will likely be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to, and may not be able to, qualify our Common Stock for resale in other states which require shares to be qualified before they can be resold by our stockholders.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 495,000,000 shares of Common Stock with $0.001 par value per share. As of August 30, 2018, there were 48,491,485 shares of Common Stock issued and outstanding and 3,116,468 shares reserved for issuance upon the exercise of issued and outstanding options and warrants.

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Our stock transfer agent is Pacific Stock Transfer, located at 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001. As of the date of this registration statement, there are no shares of our preferred stock issued and outstanding and no designations, rights or preferences for the preferred stock are adopted.

Stock Options

We have issued and outstanding stock options to purchase an aggregate of 986,666 shares of our Common Stock at $1.00 per share, all of which options expire on December 31, 2018. The number of shares of Common Stock registered in the Secondary Offering include all of the shares issuable upon the exercise of said stock options.

Stock Purchase Warrants

We have issued and outstanding stock purchase warrants to purchase an aggregate of 2,129,802 shares of our Common Stock at $1.00 per share, which expire as follows: a warrant to purchase 500,000 shares expires December 19, 2019; warrants to purchase an aggregate of 1,129,802 expire on February 28, 2020; and warrants to purchase an aggregate of 500,000 expire on June 9, 2020. The number of shares of Common Stock registered in the Secondary Offering include all of the shares issuable upon the exercise of said stock purchase warrants.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

1.	the last day or our first fiscal year following the fifth anniversary of this offering;
2.	the last day of our fiscal year during which we had annual gross revenues are $1 billion or more;

3.	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt securities; or

4.	the date on which we are deemed to be a “large accelerated filer”, as defined in section 240.12b-2 of title 46, Code of Federal Regulations, or any successor thereto.

As an emerging growth company, we are exempt from Section 404(a) and (b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company, we are also exempt from Section 14A(a) and (b) of the Exchange Act, which require the stockholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

INFORMATION WITH RESPECT TO THE COMPANY

General

Our business strategy is to develop a “state-of-the art”, energy efficient, 40,000 BPD full slate refinery in Stoughton, Saskatchewan, Canada (the “Stoughton Refinery”) to refine the light shale crude oil primarily from the Viewfield oil field of the Bakken formation in Saskatchewan, Canada. Our principal executive offices are located at 218 N. Jefferson Street, Suite 400, Chicago, Illinois 60661. The Company’s telephone number is (480) 734-0037. Our website is www.quantum-e.com and is not part of this prospectus.

Historical Operations

We were originally incorporated as Boomers Cultural Development, Inc. (“Boomers”) on February 5, 2004, in the State of Nevada to be a service-oriented firm that would integrate the cultural interests of baby boomers with destination learning, by packaging onsite personal growth, education, and entertainment seminars with a variety of vacation destinations. On May 18, 2006, our name was changed to Quantum Energy, Inc. and our business focus was changed to focus on the energy industry and in particular the oil and gas segments of the energy industry. From 2008 through 2010, we planned, when and if funding became available, to acquire high-quality oil and gas properties, primarily proven producing and proven undeveloped reserves as well as exploring low-risk development drilling and work-over opportunities with experienced, well-established operators. However, the anticipated funding opportunities did not materialize.

On October 30, 2017, Mr. Wilson, our then sole director and principal shareholder, appointed Jeffrey J. Mallmes and Andrew J. Kacic as directors and on November 8, 2017, our directors appointed Jeffrey J. Mallmes as our chairman, president, treasurer and director, Andrew J. Kacic as our secretary and director and Lorne Keith Stemler as our vice-president and director. At or about this time, we focused our business strategy to develop a “state-of-the art”, energy efficient, 40,000 BPD full slate refinery in Stoughton, Saskatchewan, Canada (the “Stoughton Refinery”) to refine the light shale crude oil from the Bakken formation of the Viewfield oil field area of Saskatchewan, Canada.

Also, at or about this time, Mr. Mallmes, our chairman and president, reviewed all of the outstanding agreements and transactions that we had entered into between August 2013 and November 2017. Mr. Mallmes began to renegotiate, rescind or settle all of those agreements that had proven not to be in our best interest or the best interest of our stockholders. As a result of Mr. Mallmes’ efforts (i) a total of 39,699,800 shares of our Common Stock were returned to us (consisting of (a) 14,699,800 shares of Common Stock that were returned to us pursuant to an October 26, 2017 cancellation and settlement of a July 21, 2015 agreement with Native Son Refining LLC, (b) 10,000,000 shares of Common Stock that were returned to us in connection with the January 24, 2017 mutual rescission and cancellation of the July 2016 agreement with Mountain Top Properties, Inc. relating to the acquisition of partnership interests in New Tex Petroleum IV, LP; (c) 5,000,000 shares of Common Stock that were returned to us in connection with the January 15, 2018 mutual rescission of a July 2016 agreement with Mountain top Properties, Inc. relating the acquisition of a working interest in a heavy oil project in Missouri; (d) 5,000,000 shares of Common Stock that were returned to us from Stanley F. Wilson at the request of Mr. Mallmes; and (e) 5,000,000 shares of Common Stock that were returned to us from Andrew J. Kacic at the request of Mr. Mallmes), (ii) at the request of Mr. Mallmes, Mr. Wilson and Mr. Kacic each returned to us 500,000 shares of Series A Preferred Stock (which were convertible into Common Stock at a 1 for 100 ratio) were cancelled and returned to our treasury and the designation of rights and preferences of the Series A Preferred Stock was rescinded, and in consideration we issued 500,000 shares of our Common stock to each of Mr. Wilson and Mr. Kacic, (iii) the certificate evidencing shares of our Series B Preferred Stock (which had previously been converted into Common Stock) was returned to us and the designation of rights and preferences of the Series B Preferred Stock was rescinded, (iv) the exercise prices for our outstanding unexpired warrants and stock options, which had exercise prices ranging from $0.13(USD) per share to $0.40(USD) per share, were all renegotiated and reset at $1.00(USD) per share, (v) several outstanding promissory notes evidencing loans to Sierra Global in 2016 in the aggregate amount of $67,500(USD) were determined by management to be not collectable and we recognized an expense of $67,500(USD) for the year ended February 28, 2018, (vi), various land purchase option agreements with various landowners in and around the States of Montana and North Dakota encompassing approximately 1,150 acres were cancelled or expired. The Land Contract for the purchase of the Land (480 acres) for the intended site of the Stoughton Refinery in the Province of Saskatchewan is discussed below.

Effective May 11, 2017, Mr. Wilson then our sole director and officer appointed Robert L. Monday (who at the time was the managing principal of Native Son Holdings LLC), as our CEO and director and as CEO of, and our subsidiary FTMP Resources, Inc. On October 26, 2017, Robert L Monday resigned as our CEO and director and as CEO of our subsidiary FTMP Resources, Inc.

On February 24, 2018, Lorne Keith Stemler, resigned as a director and officer of the Company and all subsidiaries.

On February 28, Stan Wilson, resigned as a director and officer of the Company.

On April 12, 2018, William J. Hinz was appointed as a director of the Company.

On July 2, 2018, Richard K. Ethington and Pamela L. Bing were appointed as directors of the Company.

We currently have two subsidiaries: Dominion Energy Processing Group, Inc. (“DEPG”), a Canadian Federal business corporation, which is our 100% owned Canadian subsidiary through with we intend to develop, construct and operate the Stoughton Refinery; and FTPM Resources, Inc., a Texas corporation which is a dormant company.

Current & Planned Operations

Our current and planned operations are to develop, construct and operate a “state-of-the-art”, energy efficient, full slate oil refinery including a storage tank farm and associated facilities in Stoughton, Saskatchewan, Canada (the Stoughton Refinery”). In this regard, on August 2, 2016, we formed our Canadian subsidiary, Dominion Energy Processing Group, Inc. for purposes of the Pre-development work, construction and operation of the Stoughton Refinery. The Stoughton Refinery, when fully developed and operating, will be designed be a 40,000 barrel per day facility utilizing Bakken sweet crude produced from the Bakken formation in the province of Saskatchewan province.

We have identified a 480-acre site in Stoughton Saskatchewan (the “Land”) on which we intend to construct the Stoughton Refinery. The Land is located in southeastern Saskatchewan in the regional municipality of Tecumseth in the heart of the Viewfield oil field area of the Bakken formation. The unconventional, marketable resources of the Bakken in the Viewfield oil field area are expected to be 74 million m³ (464 million barrels) (see “The Ultimate Potential for Unconventional Petroleum from the Bakken Formation of Saskatchewan – Energy Briefing Note” April 2015 of the National Energy Board (an independent economic regulatory agency created in 1959 by the Government of Canada,http://www.nebone.gc.ca/nrg/sttstc/crdlndptrlmprdct/rprt/2015bkkn/2015bkkn-eng.pdf). The Land is approximately 100 kilometers north of the Canadian USA border. The Land has sufficient acreage to accommodate expansion of the Stoughton Refinery facilities to included future ethanol and rail car load and unload facilities.

On December 5, 2016, we executed a Farm Contract of Purchase and Sale (the “Land Contract”) with the landowner. The purchase price of the Land under the Land Contract was $500,000(CAD). We paid $10,000(USD) ($7,822(USD)) as a deposit on the Land. Our obligation to purchase the Land under the Land Contract is subject to certain terms and conditions including the completion of the various tests to confirm the validity and suitability of the hydrology and the Land for the construction and operation of the Stoughton Refinery, the proposed Stoughton refinery meeting all requirements of various Saskatchewan government laws, and bylaws and being fully approved by all levels of the Saskatchewan government and agencies, and the Land purchase being approved the Saskatchewan Farm Land Review Board (collectively the “Predevelopment Work”). The Land Contract had an expiration date of December 15, 2017, however, we have negotiated an extension of the Land Contract until December 31, 2018 (unless further extended), for removal of all terms and conditions to the purchase of the Land and the purchase price of the Land under the Land Contract was increased to $525,000(CAD).

If the viability and suitability of the Land for the development, construction and operation of the Stoughton Refinery is validated, and provided we have the required capital, we intend to commence the process of obtaining necessary permits and approvals to develop, construct and operate the Stoughton Refinery.

We estimate that costs to complete the Predevelopment Work and the purchase of the Land will be approximately $7,500,000(CAD). We intend to use the proceeds from this Primary Offering to pay for a portion of the Predevelopment Work. Even if we raise all $4,000,000(USD) from this Primary Offering will need to obtain additional financing to cover the balance of the costs for the Predevelopment Work and the purchase of the Land and permitting. We have entered into a conditional binding letter of intent which provides that if the stated conditions in the letter of intent are satisfied we will receive the necessary funds (estimated at $7,500,000 CAD) to complete the Predevelopment Work and the purchase of the Land. See, “Letter of Intent with Inductance Energy Corporation” and “Certain Relationships and Related Transactions.” However, no assurances can be given that the conditions of the letter of intent will be satisfied or that we will obtain the financing needed to complete the Predevelopment Work and the purchase of the Land.

The Stoughton Refinery

When completed, the Stoughton Refinery will be a smaller, “state-of-the-art”, energy efficient refinery 40,000 BPD refining facility located southeastern Saskatchewan in the regional municipality of Tecumseth in the heart of the Viewfield oil field area of the Bakken formation. The Stoughton Refinery will be designed to use light sweet crude feedstock from the Bakken formation in the Viewfield oil field area to produce a limited number of products for the local market. We intend to utilize Bakken crude as our feed stock since it would be the most plentiful crude slate in the Viewfield oil field area where the Stoughton Refinery will be located. We intend to refine and sell a variety of refined products to our customers, including natural gas liquids, gasoline, jet fuel, diesel, drilling mud oil, ultra-low sulfur fuel oil, and sulfur and feedstocks.

We intend to reduce emissions at the Stoughton Refinery by utilizing modern technologies as follows:

●	Installing ultra-low NOx heating elements in burners & boilers.

●	Utilizing new technologies that are on the market for sulfur removal systems.

●	Procuring hydrogen from a separate source provider or onsite with “state-of-the-art” technology limiting emissions.

●	Utilizing the low sulfur “sweet” Bakken crude oil as a feed source.

●	Installing vapor recovery systems on all tanks in the tank farm.

●	Capturing the CO2 emissions.

●	Installing quality air monitoring sensors and controls.

●	Utilizing SCR and oxidizing catalysts to reduce NOx, CO and VOC emissions from selected process heaters.

We believe the gasoline and diesel that we refine at the Stoughton Refinery will be less expensive because we will be able to reduce the transportation costs of shipping crude from outside this area and then having to pay for the “return” shipping of the refined products. However, no assurances can be given that we will be able to reduce the transportation costs so that our refined products will be less expensive than our competitors.

Capital Costs and Startup

We estimate that the capital cost of developing and constructing the Stoughton Refinery will be approximately $525,000,000(CAD), which includes the Pre-development Work, Land acquisition, permitting, engineering, ISBL (inside battery limit) plant equipment and site work. We estimate that initial working capital and the cost of initial crude will add approximately $75,000,000(CAD), for a total of $600,000,000(CAD). It is our intent that this total amount will also include financing fees, reserves, taxes, wages, insurance, and other contingency expenses. No assurances can be given that the actual capital costs and startup capital will not exceed these estimates. No assurances can be given that such financing will be available at all or, if available, on terms that will be acceptable to us. We currently have no agreements or source or commitments for such financing.

Business Strategy

We have implemented several initiatives that we believe will further our business strategy to build and operate the Stoughton Refinery. The principal elements of our business strategy are:

Identify and Attract Growth Capital. In order to execute our business strategy, we will require a significant amount of financing. Any proceeds we receive from the Primary Offering will be used to commence only the very early stages of this process. If we raise the maximum amount of funds from this Primary Offering, we will be able to commence the process of obtaining the studies to validate the viability and suitability of the Land for the purpose of building the Stoughton Refinery and obtain the environmental permit and purchase the Land. If the Land is determined to be viable and suitable, we will need financing, in addition to the proceeds from this Primary Offering, to do the balance of the Predevelopment Work and to purchase the Land. Also, we estimate that the Stoughton Refinery will cost approximately $600,000,000(CAD) to build and commence operations. Accordingly, we intend to seek the necessary substantial financing to for the construction of the Stoughton Refinery after completion of the Pre-development Work.

Increase Refinery Throughput. As we commence building operations for the Stoughton Refinery and the Stoughton Refinery comes online, we will seek to increase crude oil throughput. We intend to construct the Stoughton Refinery to be able to process up to approximately 40,000 barrels per day.

Location of the Stoughton Refinery reducing Logistics Costs

Because of the location of the Stoughton Refinery, we believe that the logistics costs will be reduced due to the proximity of the supply of feed stock and the consumption of our refined products by our intended customers.

Use of Alternative Energy to Run the Stoughton Refinery. We believe that an important variable direct operating cost of operating the Stoughton Refinery will be energy, which will be comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, that will be used by the Stoughton Refinery and other operations will affect our operating costs. Fuel and utility prices have been, and we expect will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our revenues, profitability and cash flows. We intend to explore and, if feasible, use alternative sources of energy to operate the Stoughton Refinery to lower our operating costs. No assurances can be given that alternative sources of energy will be available or sufficient to operate all of any portion of the Stoughton Refinery or that the use of alternative sources of energy will lower our operating costs.

Product Line Quantities

We believe that the amount of crude oil being produced through new horizontal drilling and hydraulic fracking techniques and technologies and the recent increases in the price of refined oil has created many opportunities for the refining business throughout the Bakken area. We believe that most of the products from our proposed Stoughton Refinery can be sold in the Saskatchewan province.

Based on operating the Stoughton refinery on a 360-day year of operations and refining at a capacity of 40,000 BPD, with crude from the Viewfield oil field area, we estimate the Stoughton Refinery product output as follows:

Product Yield in barrels per day, gallons per day, and total gallons per year

Product	Barrels Per Day	Gallons Per Day	Total Gallons Per Year
Gasoline	18,400 barrels	772,800 gallons	278,208,000 gallons
#2 Diesel	13,200 barrels	554,400 gallons	200,000,000 gallons
#1 Diesel	5,600 barrels	235,200 gallons	84,672,000 gallons
AGO/bottoms	2,800 barrels	117,600 gallons	42,336,000 gallons

These yields are estimates only and do not take into consideration that the yield per barrel increases about 2.6 gallons when refined. A refined 42-gallon barrel can yield 44.6 gallons of product due to molecular expansion and light gas off-take. Other products can include ethane, propane, isobutane, n-butane, isopentane, n-pentane, and hexanes, with the largest volumes of these products being butane and propane. There will also be elemental sulfur that is a sellable product. These estimates do not include the additional gasoline produced by refining an additional 10,000 barrels per day of raw naphtha into gasoline. No assurances can be given that we will be able to achieve such estimated product yields or to achieve a 360-day year of operations.

Although gasoline and diesel are expected to be the major products derived from the refining process at the Stoughton Refinery, we expect that additional products can be manufactured from refined by-products including jet fuel, heavy fuel oil, asphalt, lubricants and many more products.

Marketing and Sales

The Stoughton Refinery will require truck loading and unloading facilities for the crude supply and the refined products. We believe that most of the gasoline and diesel can be sold at the site or “rack” and be transported by truck. Some of the product may also be shipped by rail tanker car to other refineries or processing plants for the particular product.

We expect that the price of the gasoline and the diesel per gallon will follow the “rack” prices in the nearby cities. These prices are posted on a daily basis at reporting groups such as OPIS (oil price information service).

We intend to sell part of the AGO (atmospheric gas and oil) and bottoms locally to the drilling industry for their diesel-based drilling fluids and the fluids that are utilized when they turn horizontal. We also intend to sell the balance to other refineries to utilize their heavy oil conversion units or for ultra-low sulfur ship fuel.

IEC Letter of Intent

On April 15, 2018, we entered into a conditional binding letter of intent with Inductance Energy Corporation a Wyoming corporation (“IEC”), pursuant to which if all of the conditions contained in the letter of intent are satisfied, (a) we will be merged with a newly formed subsidiary of IEC with us being the surviving company, (b) we will issue to IEC such number of new shares of our Common Stock as shall represent 60% of our then issued and outstanding shares of Common Stock, and (c) IEC will provide to us as the surviving company up to $50,000,000(USD), a portion of which (estimated at $7,500,000 CAD) we intend to use to (i) validate the viability and suitability of the development of the Stoughton Refinery on the intended sight in Stoughton Saskatchewan Canada, which will include obtaining environmental and engineering studies to validate the viability and suitability of the intended site for the Stoughton Refinery, and (ii) if the site is determined to be viable and suitable, we will commence the process of obtaining the required permits to build the Stoughton Refinery and (iii) we will acquire the Land, and (iv) we will pay other related costs. No assurances can be given that the conditions to the letter of intent with IEC will be satisfied or that the transactions or the financing, including the estimated $7,500,000(CAD), contemplated in the letter of intent will be consummated.

Long Range - Additional Operations

If we are able to obtain sufficient financing to complete the Predevelopment Work and complete the development and construction of the Stoughton Refinery and commence the operation of the Stoughton Refinery, and if we can obtain additional substantial financing, our long range plan is to expand the Stoughton facility on the Land to include (i) a bio-ethanol plant with an initial capacity of approximately 65,000 tons per year that will provide ethanol for blending the product gasoline from the Stoughton refinery. We expect that the main feedstock for this plant will be wheat/barley/flax straw sourced from the local market and (ii) a rail line extension project that will allow us and local grain producers to transport products to the boarder by using only one carrier. No assurances can be given that we will be able to obtain such additional substantial financing to expand our Stoughton facility to include a bio-ethanol plant or to develop a rail line extension. We currently have no agreements or source or commitments for such financing and no assurances can be given that such financing will be available at all or if available on terms that will be acceptable to us.

Competition

We intend to develop, construct and operate the Stoughton refinery in the Bakken region of Stoughton, Saskatchewan Canada. Currently, refined products are supplied from the region’s existing refineries as well as from refineries located in other regions, including the Midwest via interstate pipelines. We believe that the principal competitive factors that will affect us are costs of crude oil and other feedstocks, refinery efficiency, refinery product mix and costs of product distribution and transportation. As a new entrant to the refining industry, we will face significant competition and barriers to entry from larger companies such as Valero Energy Corp and BP and others. Because of their geographic diversity, larger and more complex refineries, integrated operations and greater resources, some of our competitors may be better able to withstand volatile market conditions, to compete on the basis of price, to obtain crude oil in times of shortage, and to bear the economic risk inherent in all phases of the refining industry.

Intellectual Property

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

Research and Development

We are not currently conducting any research and development activities.

Governmental Regulation

All of our contemplated operations and properties are and will be subject to extensive Canadian and U.S. federal, provincial, state and local environmental and health and safety regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances; the emission and discharge of materials into the environment; waste management; and characteristics and composition of gasoline and diesel fuels. Our operations also require numerous permits and authorizations under various environmental and health and safety laws and regulations. Failure to comply with these permits or environmental laws generally could result in fines, penalties or other sanctions or a revocation of our permits. We will have to make significant capital and other expenditures related to environmental and health and safety compliance, including with respect to our air permits and the low-sulfur gasoline and ultra-low-sulfur diesel regulations.

Canada has adopted the Canadian Environmental Protection Act 1999 (“CEPA”) and the U.S. Environmental Protection Agency has adopted regulations that require significant reductions in the sulfur content in gasoline and diesel fuel. These regulations required most refineries to begin reducing sulfur content in gasoline. However, we believe we may qualify for what is known as “small refiner status” under such regulations which would provide us some relief from some of such regulations. We intend to have the Stoughton Refinery designed and engineered to adhere to all required regulations of CEPA. No assurances can be given that the Stoughton Refinery we will adhere to all required regulations of CEPA.

Certain environmental laws hold current or previous owners or operators of real property liable for the costs of cleaning up spills, releases and discharges of petroleum or hazardous substances, even if these owners or operators did not know of and were not responsible for such spills, releases and discharges. These environmental laws also assess liability on any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person.

In addition to clean-up costs, we may face liability for personal injury or property damage due to exposure to chemicals or other hazardous substances that we may have manufactured, used, handled or disposed of or that are located at or released from our refinery or otherwise related to our current or former operations. We may also face liability for personal injury, property damage, natural resource damage or for clean-up costs for the alleged migration of petroleum or hazardous substances from our refinery to adjacent and other nearby properties.

Waste Handling

The Canadian federal government and provincial statutes and regulations affect oil and natural gas exploration, development and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With applicable approval, the individual provinces administer some or all of the provisions of such laws, sometimes in conjunction with their own, more stringent requirements. No assurances can be given the CEPA or applicable provincial or local governments will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Legislation has been proposed from time to time in the Canadian Parliament to re-categorize certain oil and natural gas exploration, development and production wastes as “hazardous wastes.” Any such changes in the laws and regulations could have a material adverse effect on our capital expenditures and operating expenses.

Other Regulations of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous Canadian federal, provincial, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal, provincial and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry will increase our cost of doing business and, consequently, will affect our profitability, we believe that these burdens generally will not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The inter-provincial transportation and sale for resale of oil and natural gas is subject to federal and provincial regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Canadian National Energy Board. Canadian regulations govern the price and terms for access to oil and natural gas pipeline transportation. Regulations covering inter-provincial oil and natural gas transmission in some circumstances may also affect the intra-provincial transportation of oil and natural gas.

Although oil and natural gas prices are currently unregulated, the Canadian Parliament historically has been active in the area of oil and natural gas regulation. We cannot predict whether new legislation to regulate oil and natural gas might be proposed, what proposals, if any, might actually be enacted by the Canadian Parliament or the various provincial or state legislatures, and what effect, if any, the proposals might have on our operations. Sales of condensate, oil and natural gas liquids (“NGLs”) are not currently regulated and are made at market prices.

Employees

With the exception of Jeffrey Mallmes, our Chairman, President, and Treasurer and Andrew J. Kacic, our Secretary, we currently have no other employees. We have no employment agreements with any of our management. Mr. Mallmes, Mr. Kacic, Mr. Hinz, Mr. Ethington and Ms. Bing are devoting their full efforts and as much time as needed to move the Company forward. We anticipate hiring additional employees as business activity warrants. We intend to use independent consultants to assist in the development, construction and initial operations of the Stoughton Refinery.

Legal Proceedings

In the ordinary conduct of our business, we may be subject to periodic lawsuits, investigations and claims, including environmental claims and employee-related matters. There are no material current legal proceedings pending against us.

Properties

Our current corporate offices are located at our attorney’s office at 218 N. Jefferson street Suite 400, Chicago, Illinois, 60661 at no cost to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Prospectus.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this Prospectus and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We were incorporated in the State of Nevada on February 5, 2004 as “Boomers Cultural Development”. On May 18, 2006, the Company’s name was changed to Quantum Energy, Inc. We acquired interests in numerous oil and gas properties in the Barnett Shale area of West Texas which ceased operations in 2008. In 2013 we shifted our focus to the Bakken field area of North Dakota and Canada and began to pursue the development, construction and operation of crude oil refineries. From 2014 through 2016 the Company explored various opportunities and entered into various agreements and relationships with third-party firms regarding the development and/or acquisition of refineries in North Dakota and Saskatchewan Canada. Those agreements and relationships have been abandoned and/or rescinded by the parties, except for the land Contract for the purchase of the Land for the intended site of the Stoughton Refinery. In November 2017, we changed the focused of our business strategy to develop a “state-of-the art”, energy efficient, 40,000 BPD full slate refinery in Stoughton, Saskatchewan, Canada (the “Stoughton Refinery”) to refine the light shale crude oil from the Bakken formation of the Viewfield oil field area of Saskatchewan, Canada.

Plan of Operation

We have identified a 480-acre site for the development of the Stoughton Refinery. On December 5, 2016, we executed a Farm Contract of Purchase and Sale (the “Land Contract”) with the landowner. The purchase price of the Land under the Land Contract was $500,000 (CAD) subject to certain terms and conditions including approval of the purchase by the Saskatchewan Farm Land Review Board, our completion of various test for hydrology and land suitability, the proposed refinery project meeting all requirements of various Saskatchewan government laws and bylaws, and full approval by all levels of provincial government and agencies. We paid $10,000(CAD) ($7,822(USD)) as a deposit on the Land. The Land Contract had an expiration date of December 15, 2017, however, we have negotiated an extension of the Land Contract until December 31, 2018 (unless further extended), for removal of all terms and conditions to the purchase of the Land and the purchase price of the Land under the Land Contract was increased to $525,000 (CAD). Our obligation to purchase this property is subject to our obtaining environmental and engineering reports to confirm that the Land is viable and suitable for the construction and operation of the Stoughton Refinery. If the viability and suitability of the Land is validated, we will commence the process of obtaining permitting and governmental approval for the develop of the refinery on this location. We have participated in discussions with the provincial government in Saskatchewan regarding the development, construction and operation of the Stoughton Refinery.

On August 2, 2016, we formed a wholly owned subsidiary corporation in Canada, Dominion Energy Processing Group, Inc. through with we intend to develop, construct and operate the Stoughton Refinery.

The following tables set forth the activities and deliverables, the estimated time duration (weeks) and cost estimates we anticipate will be required for phase 1 and phase 2 of the initial development of the Stoughton Refinery. Phase 1 will include and involve the completion of the various tests, including crude sample collection and assay reports, as well as site selection and regulatory roadmap report, preliminary project design and detailed financial analysis report, to confirm the validity and suitability of the hydrology, and the Land for the construction and operation of the Stoughton Refinery. The phase 1 activities and deliverables will not require the approval of the Saskatchewan government. Phase 2 will include and involve and require the approval of the Saskatchewan government to obtain the environmental permitting for the construction and operation of the Stoughton refinery which will include meeting all requirements of various Saskatchewan government laws, and bylaws and being fully approved by all levels of the Saskatchewan government and agencies, and the Land purchase being approved the Saskatchewan Farm Land Review Board. The Company does not intend to commence discussions with the provincial government in Saskatchewan regarding the development, construction and operations of the Stoughton Refinery until the phase 1 activities and deliverables are completed and the validity and suitability of the hydrology of the Land for the construction and operation of the Stoughton Refinery is confirmed. If the validity and suitability of the Land is confirmed, the Company intends to commence the phase 2 process. No assurances can be given that the actual time for the Company to obtain the required governmental approvals will not exceed the estimate set forth in the table 2-A below or that the Saskatchewan government will grant such approvals and permits.

Phase I: Obtain Necessary Zoning approval, Permits and Government Approvals and Engage an Engineer of Record to conduct permitting process Mos. 1-3

Table 1-A; Phase 1 Deliverables and Estimated Time

Phase	Activities/Deliverables	Duration (weeks)
Phase 1a	Kickoff Crude oil sample collection and assay report	4
	Business report	4
Phase 1b	Flowsheet report Site selection and regulatory roadmap report Preliminary project design basis Financial analysis report	6
Phase 1c	Project design basis Detailed financial analysis report	8

Table 1-B: Phase 1 Cost Estimate Summary

Cost Basis	Phase 1a (CAD)	Phase 1b (CAD)	Phase 1c (CAD)	Phase 1 Total (CAD)
Estimated price	$140,946	$211,419	550,000	$902,365

 Phase I Estimated cost: $902,365(CAD) = $684,804(USD)

Phase II:

Table 2-A: Phase 2 Deliverables and Estimated Time and Cost Estimate Summary

Phase	Activities/Deliverables	Estimated Time (weeks)
Phase 2	Design basis memorandum	20

Cost Basis	Phase 2 (CAD)
Reimbursable (Budgetary range)	$2,100,000 to $2,450,000

Estimated Cost: ($2,450,000(CAD) = $1,880,781(USD)

Estimated G&A: $1,100,000USD

Phase 2 estimate activities are also expected to include licensor fees in the range $5,000,000(CAD) = $3,850,000(USD).

Total Phase II: $6,830,781(USD)

Total Phase I & II: $7,515,585 (USD)

We are highly dependent on the success of this offering to fund the commencement of the initial stages of the Pre-development Work of the Stoughton Refinery and upon our ability to obtain the substantial additional financing that will be needed to execute upon our proposed plan of operations. If we are unable to raise sufficient funds through this offering or obtain alternate financing in lieu of funds raised through this offering, we may never complete the acquisition of the Land, the development the Stoughton Refinery or become operational. In order to become operational, we will still need to secure substantial additional financing to what we are seeking to raise through this offering. We do not have any plans or specific agreements for new sources of such required financing at present.

Results of Operations

For the year ended February 28, 2018 February 28, 2017, respectively

	Year ended February 28,
	2018	2017	$ Change	% Change

Advertising and marketing	$9,551	$7,846	$1,705	21.7%
Management fees		728,470	(728,470)	(100.0%)
General and administrative	123,590	43,551	80,039	183.8%
Bad debt expense		67,500	(67,500)	(100.0%)
Stock option expense	83,461	—	83,461	N/A
Land option expense	120,033	370,488	(250,455)	(67.6%)
Professional fees	112,978	89,850	23,128	25.7%
OPERATING EXPENSES	449,613	1,307,705	(858,092)	(65.6%)
OPERATING LOSS	(449,613)	(1,307,705)	858,092	(65.6%)
Other income (expense)	—	(1,240)	1,240	100.0%)
NET LOSS	$(449,613)	$(1,308,945)	$859,332	(65.6%)

For the year ended February 28, 2018, operating expenses decreased $858,092 to $449,613 from $1,308,705 for the year ended February 28, 2017.

Our cash balance was $19,864 as of February 28, 2018, with $18,953 in 207,261 liabilities. Our cash balance is not sufficient to fund our limited levels of operations for any period of time without further revenue or proceeds from this offering.

We incurred expenses of $449,613 for the year ended February 28, 2018, as detailed in the table above.

The maximum aggregate amount of this Primary Offering will not be sufficient to complete the Pre-development Work of our business plan. Even if we do receive all of proceeds from the Primary Offering, we will still need substantial additional capital to fund our business plan.

To meet a portion of our need for cash we are attempting to raise money from this Primary Offering and we will need to find additional financing sources. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash or cease operations entirely.

Income & Operation Taxes

We intend to operate the Stoughton Refinery through our subsidiary Dominion Energy Group Inc. We will be subject to applicable taxes in the United States and Canada.

Disclosure Controls and Procedures

As of February 28, 2018, we had not adopted disclosure controls and procedures as specified by Exchange Act Rules. We intend to adopt such controls and procedures that are applicable to “emerging growth companies” at such time as we are required to do so.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of February 28, 2018, we did not have any off-balance sheet arrangements and did not have any commitments or contractual obligations.

Development Stage and Capital Resources

Since our inception, we have devoted substantially all of our efforts to business planning, research and development, and raising capital. Accordingly, we are considered to be in the development stage not having generated minimal revenues from operations and therefore we lack meaningful capital reserves.

We are attempting to raise funds to proceed with our plan of operation through this Primary Offering and other sources. To proceed with our operations within 12 months, we need a minimum of $2,839,688(CAD) plus $6,525,000(CAD) for licensing fee and Land purchase. No assurances can be given that we will be able to sell all the shares in the Primary Offering and obtain additional financing required to satisfy our 12-month financial requirement. Any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise at least the minimum funds in this Primary Offering together with additional funding necessary to proceed with the commencement of our plan of operation.

As of the date of this prospectus, we have not had any operating revenues. We do not anticipate to generate any operating revenues until (i) we have completed the financing from this Primary Offering and (ii) obtained the additional funding needed to obtain the environmental and engineering studies to validate the Stoughton Property and to acquire the Stoughton Property and to obtain the necessary permits to commence the development and construction of the Refinery and (iii) to commence the development and construction of the Stoughton Refinery and to implement our full plan of operations and (iv) we have commenced and achieved profitable operation of the Stoughton Refinery. Once we have completed the Pre-development Work and obtained all necessary permitting We expect it will take approximately 32 to 36 months for us to complete the development and construction of the Stoughton Refinery. We believe the maximum amount of the Primary Offering will enable us to commence the implementation of the Pre-development Work of our business plan and to cover the material costs with becoming a publicly reporting. We anticipate over the next 12 months the cost of being a reporting public company will be approximately $150,000.

We are highly dependent upon the success of this Primary Offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for us. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If we cannot raise additional proceeds via a private placement of our equity or debt securities, or secure a loan, we would be required to cease business operations. In such event, investors would lose all of their investment.

Additionally, we will have to meet all the financial disclosure and reporting requirements associated with being a public reporting company. Our management will have to spend additional time on policies and procedures to make sure we are compliant with various regulatory requirements, especially that of Section 404 of the Sarbanes-Oxley Act of 2002. This additional corporate governance time required of management could limit the amount of time management has to implement the business plan and may impede the speed of our operations.

Liquidity

As of February 28, 2018
Current Ratio*	1.04(USD)
Total Debt/Equity Ratio**	(1.46)(USD)
Total Working Capital***	$2.301(USD)

*Current Ratio = Current Assets /Current Liabilities.

** Total Debt/Equity = Total Liabilities/Total Stockholder Equity.

*** Working Capital = Current Assets – Current Liabilities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until her successor is elected and qualified, or until her earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Jeffrey Mallmes	61	Chairman, President, Treasurer and Director
Andrew J. Kacic	71	Secretary and Director
William J. Hinz	72	Director
Richard K. Ethington	37	Director
Pamela L. Bing	49	Director

Jeffrey Mallmes - Chairman, President, Treasurer and Director

Mr. Mallmes has been a prolific entrepreneur having successfully owned, operated and financially backed several profitable and growth-oriented companies in Western Canada, in the welding, fabrication and auto parts businesses in British Columbia and Alberta. Mr. Mallmes business experience also involved working in and manufacturing for the oil industry. However, he has no experience in developing, constructing and operating an oil refinery. Accordingly, the Company intends to hire an experienced oil refinery executive to work full time to develop, construct and operate the Stoughton Refinery.

Mr. Mallmes’ private sector business successes enabled him to enter the public sector in 2014 when he was elected as a Councillor of the Sicamous, BC District Council, the governing body of the District of Sicamous, BC. Mr. Mallmes’ platform focuses on economic development through fiscally responsible capital projects and community driven initiatives including, researching and building district energy systems, establishing advanced technology to improve forest conservation (Community Forest), developing water shed modules, and working with local stakeholders building affordable homes for Canadian Veterans.

From November 2017 to the present, Mr. Mallmes has been the Chairman, President, Treasurer and director of Quantum Energy, Inc. Since he became an officer of Quantum, he has successfully negotiated the cancellation of various unprofitable business relationships, the return of 39,699,800 shares of Common Stock to the Company, the return and cancellation of the Company’s outstanding shares of Series A Preferred Stock and the Series B Preferred Stock and he re-negotiated the terms of all outstanding stock options and stock purchase warrants to adjust the applicable per shares exercise prices from either $0.13, $0.21, $0.22, or $0.40, to $1.00 per share.

From March 1997 to the present, Mr. Mallmes has been the president and owner of The Big Barge Company, Sicamous, BC, Canada, which is a holding company through which Mr. Mallmes owns the following businesses: The Big Barge Dock Systems (from 2006 to the present), Sicamous BC, Canada, which designs and builds marinas; and Alberta 1234567 Inc. Land Holding Company (from 2010 to March 2017), that owns and leases a building and land in Calgary, Alberta, Canada, and Oopik Inc., Sicamous, BC, Canada, a holding company that owns shares of our Common Stock. Mr. Mallmes sold his interest in these businesses and is currently an investor in other public and private companies.

Andrew J Kacic - Secretary and Director

Mr. Kacic is an experienced executive with more than 40 years of oil & gas development, exploration and operations and more than 40 years as an investment banker. From 1986 to the present, Mr. Kacic has been the founder and President of Advisory Services, Inc. (ASI), a Scottsdale, Arizona based corporate consulting firm. Through ASI, Mr. Kacic has served as an officer and/or director of various companies for which ASI was engaged as a consultant including the following: from 2014 to 2016, Mr. Kacic served as the CEO and a director of Quantum Energy Inc.; from 1999 to 2001 Mr. Kacic served as CFO of Beaudry Motor Company, Southern Arizona, an automotive and RV retailer with annual sales in excess of $350 million; from 1990 to 1998 Mr. Kacic served as the President of American Resources of Delaware, Inc. (formerly a NASDAQ company) and its subsidiary Southern Gas Company, Versailles Kentucky, an oil, gas and transmission company; from 1980 to 1986 Mr. Kacic served as CEO for the oil and gas companies Proper Power & Energy, Inc. and Barclay Road Inc to assist in their SEC filings and corporate restructuring; from 2011 to 2012 Mr. Kacic served as CEO of Securities Network, Inc., an Arizona based NASD licensed broker-dealer with 22 offices and more than 140 licensed registered representatives. Mr. Kacic is currently based in Bigfork, Montana as a consultant investment related services, including oil and gas related services.

William J. Hinz – Director

William (Bill) Hinz’ career spans more than 40 years of worldwide leadership in manufacturing, finance, and the assignment and deployment of human and capital resources at various companies where he has served in a senior executive capacity as chairman, CEO, corporate director, and president, providing financial management, manufacturing entrepreneurship, and restructuring expertise to companies ranging from startups to multi-billions in revenue. Bill has served and continues to serve on a variety of diversified boards, ranging from energy to medical, international and domestic, both public and private, for several multinational companies, including JCS Vanilla, Kinetic Muscles, and T Gen-Biotechnology, Vodavi and US Positioning. He has advised country leaders and continues as an advisor to industry leaders, heads of state, and universities. Currently, Mr. Hinz is Chairman and CEO of Inductance Energy Corporation, a Scottsdale, Arizona, based energy technology company that is focused on developing magnetic propulsion energy equipment. From 2011 to 2013, he served as CEO of Easy Energy Systems Inc., Scottsdale, Arizona, an enzyme based renewable energy company. From 2007 to 2011, he served as chairman and platform leader of the aerospace and automotive industries for Patriarch Partners, a New York based private equity firm focused on the acquisition and turnarounds of US based manufacturers, such as MD Helicopters, American LaFrance, and Global Automotive Systems. In 2005, he founded BHM Partners, Scottsdale, Arizona a consulting firm focused on bio-technology companies. Also, from 2005 to 2007 he served as CEO and chairman of HB-Medtek (TASE) Inc., a leading aerospace and medical-device fabricator with facilities in Arizona, Connecticut, the Dominican Republic, India, China, and Singapore, including greenfield operations in those countries. From 1996 to 1999, Mr. Hinz served as Executive Vice President of Operations and then President of Stolper-Fabralloy Company, a Brookfield Wisconsin based aerospace components manufacturer and was instrumental in its sale and acquisition by Triumph Group Inc., an aerospace and industrial gas turbine manufacturer and aftermarket services company. He then joined Triumph in 1999 serving until 2004, as group president and CEO of Triumph Aerospace. His career began in 1967 at AlliedSignal Aerospace (now Honeywell). For 29 years, he rose through the ranks to hold various executive level positions from Senior VP of Repair & Overhaul, President & CEO of European Operations, and finally President and CEO before retiring in 1996.

Richard K. Ethington – Director

Mr. Ethington is a financial professional with more than 15 years’ experience in financial modeling, projections and valuations, portfolio management, due diligence, market research, qualitative analysis and data science. Since February 2018, Mr. Ethington has been the Chief financial Officer of Inductance Energy Corporation. From 2013 to the present, Mr. Ethington has been a management and data science consultant with RKE Global, a firm he founded in 2013. From 2012 to 2013 he was Vice President, Operations at The inNEVation Center at Switch, Las Vegas Nevada, a technology startup and accelerator firm. From 2008 to 2012, he was Associate Managing Director at the Ministry of Higher Education and Scientific Research in Abu Dhabi, United Arab Emirates. Mr. Ethington has a B.S. degree in Finance with Honors Emphasis from the University of Utah and a B.S. cum laude, Entrepreneurship from the University of Utah.

Pamela L. Bing - Director

Ms. Bing has more than 23 years’ experience in various senior level and managerial positions with various manufacturing companies. Ms. Bing is a strategic thinker directing business startup and turnaround strategies, processes and organizational planning and an innovative, hands-on operational leader and manager with multiple years’ experience at the senior director level and she has had extensive experience in, among other responsibilities, financial budgeting and forecasting, due diligence, full business start-up, sales and operations planning. Since 2017, Ms. Bing has been a financial consultant serving several businesses local to the Phoenix, Arizona community. From 2014 to 2017, Ms. Bing served as Director, Business Development & Aerospace Programs for PAS Technologies, now owned by StandardAero, a global aerospace component manufacturer, aftermarket services and special processes headquartered in Scottsdale, Arizona. - From 2011 to 2013, Ms. Bing served as the General Manager of Dimatrix Precision Manufacturing, a Phoenix, Arizona, privately owned sheet metal fabricator serving primarily the military vehicle and aerospace markets where she had full profit and loss responsibilities for all aspects of the plant operations. From 2009 to 2011, Ms. Bing was president of Mobile Armored Vehicles, LLC that manufactures mine blast and ballistically protected military trucks to the international light armored vehicle market. From 2006 to 2009, as Vice President, Ms. Bing was responsible for global aftermarket services and operations of MD Helicopters, Inc, Mesa, Arizona. From 2001 to 2006, she held various managerial positions at Engineered Materials Solutions, Inc, a leading producer of clad material systems for electronic, automotive, appliance and telecommunications industries, where she served as Director, Business planning from 2005 to 2006, General manager, Electrical Contact Systems and Lean Manufacturing Manager from 2003 to 2005. Ms. Bing has a Bachelor of Science in Business Administration degree from the Ohio State University.

Code of Ethics Policy

In November 2017, we adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance

In November 2017, we established an audit committee, a compensation committee and a nominating and corporate governance committee and we adopted charters for each of these committees. As of the date of this prospectus, each of these committees has three directors, two of which are independent. Mr. Ethington has been appointed as the audit committee financial expert. As of the date of this prospectus, none of these committees have formally met or become functional.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	Found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against him as a result of his involvement in any type of business, securities, or banking activity;

●	Subject of a pending administrative proceeding related to his involvement in any type of business, securities, or banking activity;

●	Any administrative proceeding threatened against him related to his involvement in any type of business, securities, or banking activity.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

We are not a reporting company pursuant to the Exchange Act. Accordingly, none of our directors or officers or greater than 10% beneficial owners have filed Forms 3, 4 or 5 with the SEC. Upon the effectiveness of the registration statement on Form S-1 (of which this prospectus is a part), such persons will file initial Form 3 reports.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that Mr. Ethington, who is a member of the audit committee, qualifies as an “audit committee financial expert” as defined in item 407(d)(5)(ii) of regulation s-k and is “independent” as the term is used in item 7(d)(3)(iv) of schedule 14a under the exchange act.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending February 28, 2017 and February 28, 2018.

Name and Position	Year Ended Feb 28	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Stanley F. Wilson former CEO	2018	—	—	—	—	—	—	—	$0

	2017	—	—	—	—	—	—	63,500(1)	$63,500

Andrew Kacic,	2018	—	—	—	—	—	—	—	—
Director	2017	—	—	—	—	—	—	33,000(2)	$33,000

Jeffrey Mallmes, Chairman, President, Treasurer and Director(3)	2018	—	—	—	—	—	—	—	—

(1)	Paid as a consulting fee to Mr. Wilson.
(2)	Paid as a consulting fee to Mr. Kacic.
(3)	(3) Mr. Mallmes has been our Chairman, President and Treasurer since November 8, 2017 and a director since October 30, 2017. Mr. Mallmes received no compensation for serving in those positions during the year ended February 28, 2018.

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the date of this prospectus, the ownership of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, and by our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common Stock listed below have sole voting and investment power with respect to the shares shown.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Jeffrey Mallmes (3) 1200 Trans Canada Highway Sicamous, BC, Canada V0E2VO	Common Stock	7,584,395	15.64%
Kandy, LP (4) PO Box 1169 Big Fork, Montana 59911	Common Stock	9,050,000	18.66%
Robert C. Henry 1742 Carriage Dr. Victoria, MN 55386	Common Stock	3,000,000	6.19%
Stanley Wilson 6711 East Camelback Road, #17 Scottsdale, Arizona, 85251	Common Stock	3,000,000	6.19%

Security Ownership of Management

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Jeffrey Mallmes (3) 1200 Trans Canada Highway Sicamous, BC, Canada V0E2VO	Common Stock	7,584,395	15.64%
Andrew J. Kacic (4) PO Box 1169 Big Fork, Montana 59911	Common Stock	9,050,000	18.66%
William J. Hinz 6620 E. Stallion Road Paradise Valley, AZ 85253	Common Stock	—	—
Richard Ethington 11757 Costa Blanca Ave Las Vegas, Nevada 89138	Common Stock	—	—
Pamela L. Bing 5335 E. Shea Blvd, Unit 1078 Scottsdale, AZ 85254	Common Stock	—	—

(1)	The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)	Based on 48,491,485 shares of Common Stock issued and outstanding as of August 30, 2018.

(3)	Jeffrey Mallmes, our Chairman, President, Treasurer and director, beneficially owns directly and indirectly an aggregate of 7,584,395 shares of our Common Stock as follows: directly, 3,459,173 restricted shares and 352,097 unrestricted shares; indirectly 2,000,000 restricted shares in the name of The Big Barge Company Inc. (which is owned by Mr. Mallmes); and indirectly 1,773,125 restricted shares in the name of Oopik Holdings LTD (which is owned by Mr. Mallmes). Mr. Mallmes also owns a stock purchase warrant to purchase 333,333 shares of our Common Stock at $1.00 per share which stock purchase warrant expires on February 28, 2020. Mr. Mallmes disclaims any beneficial ownership of shares owned by Janice Mallmes, his wife.

(4)	Andrew J. Kacic beneficially controls the shares held by Kandy, LP. Mr. Kacic is Secretary and a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Letter of Intent with Inductance Energy Corporation

On April 15, 2018, we entered into a conditional binding letter of intent with Inductance Energy Corporation a Wyoming corporation (“IEC”), pursuant to which if all of the conditions are satisfied, (a) we will be merged with a newly formed subsidiary of IEC with us being the surviving company, (b) we will issue to IEC such number of new shares of our Common Stock as shall represent 60% of our then issued and outstanding shares of Common Stock, and (c) ) IEC will provide to us as the surviving company up to $50,000,000(USD) (the “IECAZ Financing”), a portion of which (estimated at $7,500,000 (CAD)) as the necessary funds we intend to use to validate the viability and suitability of the development of the Stoughton Refinery on the intended sight in Stoughton Saskatchewan Canada, which will include (i) obtaining environmental and engineering studies to validate the viability and suitability of the intended site for the Stoughton Refinery, and (ii) if the site is determined to be viable, we will acquire the land, and (iii) we will obtain the required permits to build the Stoughton refinery and (iv) we will pay other related costs.

Jeffrey Mallmes, our Chairman, President, Treasurer and director is a stockholder of WYOTECH the entity that is an affiliate of IEC and owns the technology that is used by IEC and a stockholder of IEC. William Hinz, our director, is Chairman and CEO and a director of IEC and is also an owner of WYOTECH and IEC. Also, Richard Ethington, our director, is the Chief Financial Officer of Inductance Energy Corporation. No assurances can be given that the conditions to the letter of intent with IEC will be satisfied or that the transactions or financing contemplated in the letter of intent will be consummated.

Director Independence

We have three independent directors, Mr. Hinz, Mr. Ethington and Ms. Bing, as the term “independent” is defined by the rules of the NASDAQ Stock Market.

Advances from related party

None.

Related party lease

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation generally limit our officers’ and directors’ personal liability to us and our stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Nevada Revised Statutes against all expense, liability, and loss, including attorney’s fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete our assets. Stockholders who have questions regarding the fiduciary obligations of our officers and directors should consult with independent legal counsel.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is currently available for trading on the OTCQB under the ticker symbol “QEGY.” Despite our Common Stock being available for trading, there remains little liquidity with respect to our Common Stock. The following table sets forth the high and low bid prices (USD) for our Common Stock per quarter as reported by the OTC Markets based on our fiscal year end February 28, 2017 and 2018. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Year 2019	HIGH	LOW
First Quarter (Mar. 1, 2018 – May 31, 2018)	$0.25	$0.106

Fiscal Year 2018
First Quarter (Mar. 1, 2017 – May 31, 2017)	0.309	0.15
Second Quarter (Jun. 1, 2017- Aug. 31, 2017)	0.229	0.10
Third Quarter (Sept. 1, 2017 – Nov. 30, 2017)	0.165	0.153
Fourth Quarter (Dec. 1, 2017 – Feb. 28, 2018)	0.175	0.066

Fiscal Year 2017
First Quarter (Mar. 1, 2016 – May 31, 2016)	0.15	0.06
Second Quarter (Jun. 1, 2016 – Aug. 31, 2016)	0.15	0.03
Third Quarter (Sept. 1, 2016 – Nov. 30, 2016)	0.16	0.05
Fourth Quarter (Dec. 1, 2016 – Feb. 28, 2017)	0.40	0.13

“Penny Stock” Considerations

Our shares are “penny stocks”, as that term is generally defined in the Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a “penny stock”.

Under the “penny stock” regulations, a broker-dealer selling a “penny stock” to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the “penny stock” regulations, the broker-dealer is required to:

●	deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared by the Securities and Exchange Commission relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt;
●	disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	send monthly statements disclosing recent price information pertaining to the “penny stock” held in a customer’s account, the account’s value, and information regarding the limited market in “penny stocks”; and
●	make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any “penny stock” transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such “penny stock” rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

Sales of our Common Stock under Rule 144

There are 31,857,090 shares of our Common Stock held by non-affiliates and 16,634,395 shares held by affiliates, which may constitute restricted securities, as those terms are defined by Rule 144. There are an additional 3,116,468 shares of our Common Stock reserved for issuance upon the exercise of issued and outstanding options and warrants.

Non-affiliates hold 17,563,669 shares to be registered in his offering, while management and their affiliates hold 2,000,000 shares to be registered in this offering. However, all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of Common Stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we have approximately 89 stockholders of record including those stockholders who have their shares held in nominee name. This does not include shares held in street name.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Stockholders

After this offering, the Company will furnish stockholders with audited annual financial reports certified by independent accountants, and unaudited quarterly financial reports After this offering, the Company will file periodic and current reports with the Securities and Exchange Commission as required to maintain fully reporting status. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings will also be available on the SEC’s Internet site found at http://www.sec.gov.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by our legal counsel, Jerold N. Siegan, Chicago, Illinois.

INTEREST OF NAMED EXPERTS AND COUNSEL

The audited financial statements for the Company for the year ended February 28, 2018 included in this prospectus have been audited by Decoria, Maichel and Teague, an independent certified public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by our independent legal counsel, Jerold N. Siegan. Mr. Siegan individually owns 233,333 restricted shares of our Common Stock and a Common Stock purchase warrant to purchase 233,333 shares of our Common Stock at any date through February 20, 2020 at a price of $1.00 per share. These shares are being registered hereunder and will be available for sale through the Secondary Offering when the registration statement of which this prospectus is a part is deemed effective.

Where You Can Find MORE Information

For further information about us and the shares of Common Stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the Common Stock being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount
SEC Registration Fee	$697.92
Legal Fees and Expenses*	75,000
Accounting Fees and Expenses*	60,000
Miscellaneous*	10,000
Total*	$145,697.92

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

RECENT SALES OF UNREGISTERED SECURITIES

Prior to this offering, the Company offered and sold unregistered securities as described below. The Company relied upon Section 4(2)(a) of the Securities Act of 1933, as amended and/or Regulation D or Regulation S promulgated thereunder, for the offer and sale of the securities. None of the issuances involved underwriters, underwriting discounts or commissions.

We believed these exemptions were available because:

●	We are not a blank check company;
●	Sales were made in off-shore transactions to non-U.S. citizens; or
●	As to sales to United States persons: (i) sales were not made by general solicitation or advertising; (ii) all certificates had restrictive legends or an exemption; (iii) sales were made to persons with a pre-existing relationship to our directors or executive officers; and/or (iv) sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

Access to all our books and records.
Access to all material contracts and documents relating to our operations.

The opportunity to meet with management and to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information, to the extent we possessed such information or can acquire without unreasonable effort of expense, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

On March 16, 2015, the Company sold 500,000 shares of common stock to Gravity Holdings, Inc. (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On March 16, 2015, the Company sold 100,000 shares of common stock to Trevor Scott MacNeil (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA

On March 16, 2015, the Company sold 50,000 shares of common stock to Gordon Zelko (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On August 7, 2015, the Company issued 309,118 shares of common stock to Pop Holdings Ltd. (the “Purchaser”) at a price of $1.00 in per share for conversion of debt pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company sold 100,000 shares of common stock to Trevor Scott MacNeil (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company sold 50,000 shares of common stock to Donald Angus MacNeil (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company sold 10,000 shares of common stock to Donald James MacNeil (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company sold 10,000 shares of common stock to Laine Alexander MacNeil (the “Purchaser”) at a price of $0.20 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company issued 10,000 shares of common stock to JT Morgan (the “Purchaser”) at a price of $0.37 per share as settlement of amount owed to prior accountants KWCO PC pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On September 3, 2015, the Company issued 115,000 shares of common stock to KWCO PC (the “Purchaser”) at a price of $0.37 per share as settlement of amount owed to prior accountants KWCO PC pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On March 11, 2016, the Company sold 400,000 shares of common stock to Consortium LLC (the “Purchaser”) at a price of $0.50 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On March 18, 2016, the Company sold 2,500,000 shares of common stock to Robert C Henry (the “Purchaser”) at a price of $0.04cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On April 22, 2016, the Company sold 500,000 shares of common stock to Robert C Henry (the “Purchaser”) at a price of $0.03cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On April 22, 2016, the Company sold 500,000 shares of common stock to Raleigh C Kone (the “Purchaser”) at a price of $0.04cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On May 19, 2016, the Company sold 200,840 shares of common stock to Jeffrey Mallmes (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On July 29, 2016, the Company sold 500,000 shares of common stock to Janice Mallmes (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On December 6, 2016, the Company sold 500,000 shares of common stock to Kevin Holinaty (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On December 7, 2016, the Company issued 2,000,000 shares of common stock to Lorne Keith Stemler (the “Purchaser”) at a price of $0.05 per share, in consideration for employment services, pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On December 7, 2016, the Company sold 50,000 shares of common stock to Raymond F Johnson (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On December 14, 2016, the Company issued 150,000 shares of common stock to Brunson Chandler & Jones PPLC (the “Purchaser”) at a price of $0.20 per share in consideration for legal services pursuant to an attorney engagement letter agreement. The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the said Agreement.

On January 12, 2017, the Company sold 500,000 shares of common stock to Buddy Keith Green (the “Purchaser”) at a price of $0.10 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 24, 2017, the Company sold 100,000 shares of common stock to Mainstar Trust Cust FBO Matthew J Beck IRA (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 24, 2017, the Company sold 300,000 shares of common stock to Mainstar Trust Cust FBO William W Chiles Jr Roth IRA (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 24, 2017, the Company sold 300,000 shares of common stock to Tiger-Hawk Oil LLC (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 27, 2017, the Company sold 100,000 shares of common stock to Brandee Corwin Knox (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 27, 2017, the Company sold 100,000 shares of common stock to Mainstar Trust Cust FBO Edwin L Rafferty IRA (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On January 27, 2017, the Company sold 100,000 shares of common stock to Andrew G McGregor (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On February 8, 2017, the Company sold 20,000 shares of common stock to Debra Millet Gilmore (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On February 17, 2017, the Company sold 20,000 shares of common stock to Marc Litle (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On April 12, 2017, the Company issued 850,000 shares of common stock to John L Suprock (the “Purchaser”) at a price of $0.10 share for consulting services pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On July 10, 2017, the Company sold 100,000 shares of common stock to William K Davis (the “Purchaser”) at a price of $0.05 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On July 11, 2017, the Company sold 250,000 shares of common stock to Haajje De Jong (the “Purchaser”) at a price of $0.10 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On July 11, 2017, the Company sold 250,000 shares of common stock to Kevin Holinaty (the “Purchaser”) at a price of $0.10 cash per share pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the SPA.

On December 13, 2017, the Company issued 500,000 shares of common stock to Stanley F. Wilson (the “Purchaser”) in exchange for the cancellation of 500,000 shares of the Company’s Series A Preferred Stock owned by Mr. Wilson. The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) for this transaction.

On December 13, 2017, the Company issued 500,000 shares of common stock to Kandy LP (the “Purchaser”) in exchange for the cancellation of 500,000 shares of the Company’s Series A Preferred Stock owned by Kandy LP. The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) for this transaction.

On April 4, 2018, the Company issued 333,333 shares of common stock to Jeffrey J Mallmes (the “Purchaser”) at a price of $0.15 cash per share pursuant to a Subscription Agreement. The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the Subscription Agreement.

On April 4, 2018, the Company issued 500,000 shares of common stock to Steven J Hammer (the “Purchaser”) at a price of $0.15 cash per share pursuant to a Subscription Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the Subscription Agreement.

On April 4, 2018, the Company issued 233,333 shares of common stock to Jerold N Siegan (the “Purchaser”) at a price of $0.15 per share in exchange for $35,000 of legal services based on a rate of $400 per hour pursuant to a Subscription Agreement. The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the Subscription Agreement.

On April 4, 2018, the Company issued 63,136 shares of common stock to Kevin D Turko (the “Purchaser”) at a price of $0.15 per share in consideration for technical services pursuant to a Stock Purchase Agreement (“SPA”). The Company relied on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended, (the “1933 Act”) and the “accredited investor” representations made by the Purchaser in the Subscription Agreement.

AUDITED FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements as of February 28, 2018, including:

1.	Report of Independent Registered Public Accounting Firm;
2.	Consolidated Balance Sheets as of February 28, 2018 and 2017;
3.	Consolidated Statements of Operations for the years ended February 28, 2018 and 2017;
4.	Consolidated Statement of Changes in Stockholders’ Equity for the years ended February 28, 2018 and 2017;
5.	Consolidated Statements of Cash Flows for the years ended February 28, 2018 and 2017;
6.	Notes to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Quantum Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Quantum Energy, Inc. (“the Company”) as of February 28, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated no revenues and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Spokane, Washington

May 11, 2018

QUANTUM ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 28, 2018	February 28, 2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,864	$20,478
Prepaid legal fees	37,500	—
TOTAL CURRENT ASSETS	57,364	20,478
OTHER ASSETS
Deposit on land purchase	7,822	7,822
Land purchase option agreements, net of accumulated amortization	—	120,033
TOTAL OTHER ASSETS	7,822	127,855
TOTAL ASSETS	$65,186	$148,333

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$47,783	$51,976
Promissory notes payable	2,980	2,980
Loan from related party	4,300	4,300
TOTAL CURRENT LIABILITIES	55,063	59,256
LONG-TERM LIABILITIES:
Common stock payable	152,198	5,000
TOTAL LONG-TERM LIABILITIES	152,198	5,000
TOTAL LIABILITIES	207,261	64,256
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding
Series A: 3,000,000 shares allocated, Nil and 1,000,000 shares issued and outstanding, respectively	—	1,000
Common Stock, $.001 par value; 295,000,000 shares authorized; 47,361,683 and 54,911,683 shares issued and outstanding, respectively	47,362	54,912
Additional paid-in capital	10,828,079	10,596,068
Accumulated deficit	(11,017,516)	(10,567,903)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(142,075)	84,077
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$65,186	$148,333

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	February 28, 2018	February 28, 2017

OPERATING EXPENSE
Advertising and marketing	$9,551	$7,846
Management fees and compensation	83,461	728,470
Office and public company expense	123,590	43,551
Write-off of promissory note receivable	—	67,500
Amortization of land purchase option agreements	120,033	370,488
Professional fees	112,978	89,850
TOTAL OPERATING EXPENSES	449,613	1,307,705
LOSS FROM OPERATIONS	(449,613)	(1,307,705)
OTHER INCOME (EXPENSE)
Interest expense	—	(1,240)
TOTAL OTHER INCOME (EXPENSE)	—	(1,240)
NET LOSS BEFORE INCOME TAXES	(449,613)	(1,308,945)
Provision for income tax	—	—
NET LOSS	(449,613)	(1,308,945)
DEEMED DISTRIBUTION TO PREFERRED STOCKHOLDERS ON EXCHANGE OF SHARES FOR COMMON STOCK	(99,000)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(548,613)	$(1,308,945)
Basic and diluted loss per share	$(0.01)	$(0.02)
Basic and diluted weighted average number shares outstanding	61,607,764	70,730,243

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred shares		Common shares		Additional
	Number	Par value	Number	Par value	Paid-In Capital	Stock subscribed	Accumulated (Deficit)	Total
Balance at February 29, 2016	1,200,000	1,200	46,070,843	$46,071	$9,665,697	$2,890	$(9,258,958)	$456,900
Issuance of common stock on stock subscribed	—	—	57,800	58	2,832	(2,890)	—	—
Conversion of preferred shares to common stock	(200,000)	(200)	400,000	400	(200)	—	—	—
Common stock and warrants issued	—	—	6,139,800	6,140	285,850	—	—	291,990
Issuance of common shares for management fees and compensation	—	—	2,200,000	2,200	107,800	—	—	110,000
Stock based compensation	—	—	—	—	531,970	—	—	531,970
Accounts payable settled with issuance of common stock	—	—	43,240	43	2,119	—	—	2,162
Net income (loss)	—	—	—		—	—	(1,308,945)	(1,308,945)
Balance at February 28, 2017	1,000,000	1,000	54,911,683	$54,912	$10,596,068	$—	$(10,567,903)	$84,077
Issuance of common shares for common stock payable	—	—	100,000	100	4,900	—	—	5,000
Conversion of preferred stock to common stock	(1,000,000)	(1,000)	1,000,000	1,000	—	—	—	—
Common stock and warrants issued	—	—	500,000	500	49,500	—	—	50,000
Retirement of common stock (Note 9)	—	—	(10,000,000)	(10,000)	10,000	—	—	—
Issuance of common shares for management fees and compensation	—	—	850,000	850	84,150	—	—	85,000
Stock based compensation	—	—			83,461	—	—	83,461
Net income (loss)	—	—	—	—	—	—	(449,613)	(449,613)
Balance at February 28, 2018	—	—	47,361,683	$47,362	$10,828,079	$—	$(11,017,516)	$(142,075)

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	February 28, 2018	February 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(449,613)	$(1,308,945)
Adjustments to reconcile net loss to cash used by operating activities
Stock based compensation	83,461	531,970
Amortization of land purchase option agreements	120,033	370,488
Write-off of promissory note receivable	—	67,500
Issuance of common shares for management fees and compensation	85,000	110,000
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	23,005	38,215
Prepaid legal expense	(37,500)	—
Net cash used by operating activities	(175,614)	(190,772)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of promissory note receivable	—	(67,500)
Deposit on land purchase agreement option	—	(7,822)
Net cash used in investing activities	—	(75,322)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock and warrants	50,000	296,990
Proceeds from subscription of common stock	125,000	—
Payment of promissory note payable	—	(10,000)
Payment of loan, related party	—	(500)
Net cash provided by financing activities	175,000	286,490
Net increase (decrease) in cash and cash equivalents	(614)	20,396
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	20,478	81
CASH AND CASH EQUIVALENTS AT END OF YEAR	$19,864	$20,477

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock payable for accounts payable and accrued liabilities	$27,198	$2,162
Conversion of preferred stock into common stock	1,000	200
Retirement of common stock	10,000	—

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

NOTE 1 - NATURE OF OPERATIONS

QUANTUM ENERGY INC. (“the Company”) was incorporated under the name “Boomers Cultural Development Inc.” under the laws of the State of Nevada on February 5, 2004. On May 18, 2006, the Company changed its name to Quantum Energy, Inc.

The Company is a development stage diversified holding company with an emphasis in land holdings, refinery and fuel distribution.

The Company is domiciled in the Unites States of America and trades on the OTC market under the symbol QEGY.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries FTPM Resources Ltd. and Dominion Energy Processing Group, Inc. after elimination of the intercompany accounts and transactions.

Going Concern

These consolidated financial statements have been prepared in accordance with U.S. GAAP to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of February 28, 2018, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $11,017,516 at February 28, 2018, and working capital of $2,301. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by joint venturing, obtaining additional financing from investors, and/or lenders, and attaining additional commercial revenue. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implications of associated bankruptcy costs should the Company be unable to continue as a going concern. In the event the Company is unable to fulfill the terms as specified in the Property Option Agreements (Note 5), the Company could default on the agreement(s) and surrender its right to future claims on the respective property.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to long-lived asset impairments and stock-based compensation. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

Risks and uncertainties

The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging oil and gas business, including the potential risk of business failure.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

Cash and cash equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when acquired to be cash equivalents.

Income taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carry-forwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents and promissory note payable. All instruments are accounted for on a cost basis, which, due to the short maturity of these financial instruments, approximates fair value at February 28, 2018 and February 28, 2017, respectively.

Long-Lived Assets

The Company reviews long-lived assets which include a deposit on land purchase and land purchase options for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows and reports any impairment at the lower of the carrying amount or the fair value less costs to sell.

Fair Value Measures

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used.  The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall.   The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.   Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs.  The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no financial assets or liabilities that are adjusted to fair value on a recurring basis.

At February 28, 2018 and February 28, 2017, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Stock-based Compensation

The Company estimates the fair value of options to purchase common stock using the Black-Scholes model, which requires the input of some subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected life”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”), employee forfeiture rate, the risk-free interest rate and the dividend yield. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation. Options granted have a ten-year maximum term and varying vesting periods as determined by the Board of Directors. The value of shares of common stock awards is determined based on the closing price of the Company’s stock on the date of the award. Compensation expense for equity awards are recognized over the period during which the recipient is required to provide service in exchange for the award.

New Accounting Pronouncement

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-17 Income Taxes - Balance Sheet Classification of Deferred Taxes (Topic 740). The update is designed to reduce complexity of reporting deferred income tax liabilities and assets into current and non-current amounts in a statement of financial position. ASU No. 2015-17 requires the presentation of deferred income taxes, changes to deferred tax liabilities and assets be classified as non-current in the statement of financial position. The update is effective for fiscal years beginning after December 15, 2016. There was no material impact to the consolidated financial statements upon adoption of this update effective March 1, 2017.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

In March 2016, the FASB issued ASU No. 2016-09 Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update simplifies the accounting for stock-based compensation, including income tax consequences and balance sheet and cash flow statement classification of awards. The update is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. There was no material impact to the consolidated financial statements upon adoption of this update effective March 1, 2017.

In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The update provides guidance on classification for cash receipts and payments related to eight specific issues. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of implementing this update on the financial statements.

In January 2017, the FASB issued ASU No. 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. The update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company will apply the provisions of the update to potential future acquisitions occurring after the effective date.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – EARNINGS PER SHARE

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

The dilutive effect of outstanding securities for years ended February 28, 2018 and February 28, 2017, would be as follows:

	February 28, 2018	February 28, 2017
Stock options	4,100,000	6,691,666
Warrants	2,129,802	1,177,934
TOTAL POSSIBLE DILUTION	6,229,802	7,869,600

At February 28, 2018 and 2017, respectively, the effect of the Company’s outstanding options and warrants would have been antidilutive.

NOTE 4 - NOTES RECEIVABLE

In April 2016, the Company entered into several short-term promissory notes and loaned $67,500 to Sierra Global, an energy company. The notes matured in April 2017 and were interest-free. For the first twelve months, there were no monthly installment payments due to the Company. Thereafter, the monthly installments were to be $2,500 per month until paid in full.

Management reviews notes receivables periodically and reduces the carrying amount by an allowance that reflects management’s best estimate of the amount that may not be collectible. As of February 28, 2017, management determined that the notes were not collectible and recognized an expense of $67,500 for the year ended February 28, 2017.

NOTE 5 – OTHER ASSETS

Land Purchase Option Agreements

Beginning in 2014, the Company executed a series of land purchase option agreements with various landowners in and around the State of Montana and the province of Saskatchewan. In aggregate the land purchase option agreements encompassed approximately 1,150 acres. For a period of two years from the respective execution date, the Company had the option to purchase the property for the purpose of evaluating and developing a Clean Energy Center including a diesel refinery, crude processing and natural gas liquid stripping facility and carbon dioxide capture equipment for enhanced oil recovery.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

The Company recognized as a noncurrent asset the fair value of consideration given for the exclusive option to purchase properties and amortizes the amount over the respective term of the land purchase option agreement. For the years ended February 28, 2018 and February 28, 2017, the Company recognized amortization of land purchase option agreements of $120,033 and $370,488, respectively.

The Company recognized an impairment expense of $206,573 relating to certain land purchase option agreements at February 28, 2016. There are no liabilities or future obligations to the Company on any of the impaired land purchase option agreements. Absent notification to or from land owners, the Company retains right to purchase related properties. To date, notification of cancellation has not been communicated by either party. However, in lieu of executed extensions to the land purchase options, the Company accelerated amortization of remaining book value on those properties to which significant cash payments have been delinquent and, therefore, are potentially in default of terms of the purchase option agreement.

The following is a summary of the Company’s Land Purchase Agreements at February 28, 2017:

Option Agreement Date	Consideration	Number	Fair Value	Accumulated Amortization	Allowance for Impairment	Net Carrying Value
August 22, 2014	Stock options	1,120,000	$521,691	$(521,691)	—	—
August 22, 2014	Stock options	1,680,000	800,217	(680,184)	—	$120,033
August 26, 2014	Common shares	560,000	280,000	(210,000)	(70,000)	—
August 26, 2014	Common shares	452,000	226,100	(169,575)	(56,525)	—
October 24, 2014	Common shares	820,000	336,200	(256,152)	(80,048)	—
TOTAL			$2,164,208	$(1,837,602)	$(206,573)	$120,033

As of February 28, 2018, the Company’s Land Purchase agreements were fully amortized and had a net book value of $Nil.

Deposit on land purchase

On December 5, 2016, the Company executed a Farm Contract of Purchase and Sale with a land owner in Stoughton, Saskatchewan. The purchase price of the property is $500,000 (Canadian) subject to certain terms and conditions including approval of the purchase by the Saskatchewan Farm Land Review board, the Company completing various test for hydrology and land suitability, the proposed refinery project meeting all requirements of various Saskatchewan government laws and bylaws, and full approval by all levels of provincial government and agencies. The purchase contract originally expired on December 15, 2017, however, the contract was amended to extend the closing date to July 10, 2018 for removal of all terms and conditions to the purchase. The Company paid $7,822 as a deposit on the property.

NOTE 6 - ACQUISITIONS

New Tex Acquisition

On July 14, 2016, the Company entered into a share exchange and contribution agreement (“the NewTex Agreement”) with Mountain Top Properties, Inc. (“MTPP”) whereby the Company acquired 100% of the Partnership Interests of New Tex Petroleum IV, LP, (“NTP”) a Texas limited partnership.  The acquisition was effective September 1, 2016 and consisted of approximately 3,000 acres of and 89 well bores in the Texas panhandle.  In consideration of this acquisition, the Company issued 10,000,000 shares of the Company’s common stock with a fair value of $1,100,000 based on the fair value of the Company’s common stock on the transaction date.

Neither Mountain Top Properties, Inc. nor New Tex Petroleum IV, LP were able to produce adequate accounting and operating statements for the Texas oil operation within a reasonable time following the closing of the transaction. Consequently, the Company requested a nullification of the share exchange and contribution agreement by virtue of misrepresentations by Mountain Top Properties, Inc.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

On January 24, 2017, the Company entered into a Mutual Rescission Agreement with Mountain Top Properties, Inc. whereby both parties rescinded the New Tex Agreement.  Mountain Top Properties agreed to the immediate cancellation and surrender of stock certificates representing 10,000,000 shares of the Company’s common stock.  On February 22, 2017, 10,000,000 shares of the Company’s common stock were returned by Mountain Top Properties, Inc. and have been cancelled.

Because the transaction was deemed null and void, the consolidated financial statements do not include the acquisition, stock issuance nor the rescission of the shares of common stock.

Bushwhacker Project

On July 14, 2016, the Company entered into a separate share exchange and contribution agreement (“the Missouri Agreement”) with MTTP for an approximate 4.84% working interest in a heavy oil project in Missouri (the “Bushwhacker Project”).  In consideration of this acquisition, the Company issued 5,000,000 shares of the Company’s common stock with a fair value of $550,000 on July 29, 2016 and assumed joint interest liabilities of $33,911.

In 2017, management reviewed its Missouri Bushwhacker project.  Management’s outlook for the U.S. oil prices indicated it is unlikely that sufficient price stabilization would materialize in the foreseeable future.  Internal cash flow estimates prepared by management of the Company did not prove significant fair value exists in the properties. Therefore, the undeveloped and unproved Missouri oil properties would have had impairment losses recorded.

Prior to discovering the Bushwhacker property was invalid, on January 1, 2017, the Company sold its interest to Zyrox Mining International, Inc. for $550,000 in exchange for a non-interest bearing promissory note due in full on August 18, 2019. Once the status of the Bushwhacker project was determined to be invalid, the transaction was reversed.

Management ultimately determined Mountain Top Properties improperly assigned its purported interest in the Bushwhacker Project and made incorrect representations in the share exchange and contribution agreement. As a result, the Company requested Mountain Top Properties Inc. nullify the share exchange and contribution agreement.

On February 1, 2018, the Company entered into a Mutual Rescission Agreement with Mountain Top Properties, Inc. whereby both parties rescinded the Missouri Agreement. Mountain Top Properties agreed to immediate cancellation and surrender of stock certifications representing 5,000,000 shares of the Company’s common stock. The shares were surrendered and cancelled on February 28, 2018.

Prior to discovering the Bushwhacker property was invalid, on January 1, 2017 the Company sold its interest to Zyrox Mining International, Inc. for $550,000 in exchange for a non-interest bearing promissory note due in full on August 18, 2019.  Once the status of the Bushwhacker project was determined to be invalid, the transaction was reversed.

Because the transaction was deemed null and void, the consolidated financial statements do not include the acquisition, stock issuance, nor the rescission of the shares of common stock.

Native Son Resources Inc Acquisition

On July 21, 2015, the Company formed Quantum Native Processing Partners, LLC, a single purpose entity limited liability company through which the Company entered into a joint venture with Native Son Refining, LLC (“NSR”), to co-develop property in Berthold, North Dakota, and submitted an application for an air quality construction permit with the North Dakota Department of Health for a proposed refinery.

On May 10, 2017, the Company entered into a share exchange agreement whereby it acquired 100% of the issued and outstanding shares of common stock of NSR in exchange for 14,699,800 shares of the Company’s common stock shares. The fair value of the common stock issued was $2,491,430 based on the closing price of the fair value of the Company’s common stock on the transaction date.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

On October 26, 2017, various shareholders and directors of the Company entered into a settlement agreement and mutual release with the sole shareholder of NSR whereby the mutual share exchange agreement was rescinded and 14,699,800 shares of common stock returned to and cancelled by the Company.

Because the transaction was deemed null and void, the consolidated financial statements do not include the acquisition, stock issuance, nor the rescission of the shares of common stock. as management believes that it would be misleading to the readers of the financial statements.

NOTE 7 – PROMISSORY NOTES PAYABLE

The Company’s outstanding notes payable and accrued interest payable are summarized as follows:

	February 28, 2018	February 28, 2017
0% unsecured notes payable by the Company	$2,980	$2,980
0% unsecured notes payable by the Company, related party	4,300	4,300
TOTAL POSSIBLE DILUTION	$7,280	$7,280

These notes are all due on demand.

NOTE 8 – RELATED PARTY TRANSACTIONS

For the years ended February 28, 2018 and 2017, the Company paid management fees including amounts accrued since inception of $Nil and $196,500, respectively, to the Officers of the Company.

On December 7, 2016, the Company issued 2,000,000 shares with a fair value of $100,000 based on the closing price of $0.05 per share to the Chief Executive Officer of the Company’s subsidiary Dominion Energy, Inc. for consulting services.

NOTE 9 – INCOME TAXES

There was no income tax expense for the years ended February 28, 2018 and 2017 due to the Company’s net losses.

The components of the Company’s net deferred tax asset are as follows:

	February 28, 2018	February 28, 2017
Land purchase option	—	42,000
Federal net operating loss carryforward	$783,051	$938,926
Total deferred tax assets	783,051	938,926
Deferred tax liability	—	—
Net deferred tax asset	783,051	938,926
Valuation allowance	(783,051)	(938,926)
	$—	$—

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to 100% of the net deferred tax asset has been recorded at February 28, 2018 and 2017.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. The Company has completed the accounting for the effects of the Act during the quarter ended December 31, 2017. The Company’s financial statements for the year ended December 31, 2017 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 35% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, the Company’s deferred tax asset was reduced by $522,034 during the year ended February 28, 2018, which consisted primarily of the remeasurement of its deferred tax asset from 35% to 21%.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

A reconciliation between the statutory federal income tax rate and the Company’s tax provision is as follows:

	February 28, 2018		February 28, 2017
Amount computed using the statutory rate	$(157,365)	(12%)	$(458,131)	(29%)
Land purchase option amortization	(238,019)	(18%)	(275,426)	(18%)
Permanent differences	29,225	2%	186,557	12%
Effect of change in the statutory rate	522,034	40%	—	-%
Non-recognition due to increase in valuation account	(155,875)	(12%)	547,000	35%
Total income tax benefit	$—	–%	$—	—%

At February 28, 2018, the Company had cumulative federal and state net operating loss carry forwards of approximately $3,728,816 which will expire in fiscal years ending February 28, 2030 through February 28, 2033.

The Company does not have an accrual for uncertain tax positions as February 28, 2018 or 2017. If interest and penalties were to be assessed, the Company would charge interest to interest expense and penalties to other operating expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. Fiscal years starting February 28, 2016 through February 28, 2018 are open to examination by federal and state taxing agencies.

NOTE 10 – COMMON STOCK PAYABLE

On February 28, 2018, the Company closed a private placement of its securities (the “2018 Offering). The 2018 Offering consisted of the sale of “units” of the Company’s securities at the per unit price of $0.15. Each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock. Warrants issued pursuant to the 2018 Offering entitled the holders to purchase shares of common stock for the price of $0.15 per share. The term of each warrant is for twenty-four months from date of issuance.

The proceeds from the 2018 Offering of $125,0000 were received by the Company prior to February 28, 2018. The value of the Units to be issued in the 2018 Offering are classified as “Common Stock Payable” as of February 28, 2018.

The Company also reclassified $27,198 in lieu of cash for professional and legal services in exchange for units in the 2018 Offering with a unit price of $0.15.

The Company subsequently issued 1,129,802 shares of its common stock on April 4, 2018 (Note 12)

NOTE 11 – COMMON STOCK

Common stock

The Company is authorized to issue 295,000,000 shares of its common stock with a par value of $0.001 per share. All shares of common stock are equal to each other with respect to voting, liquidation, dividend, and other rights. Owners of shares are entitled to one vote for each share owned at any Shareholders’ meeting.

Preferred stock

The Company is authorized to issue 5,000,000 shares of its preferred stock with a no-par value per share with no designation of rights and preferences.

Exchange of preferred stock

On March 11, 2016, the Company issued 400,000 common shares issued pursuant to conversion of 200,000 Series B preferred convertible shares. On February 8, 2018, the Company’s Board of Directors cancelled and rescinded the certificate of Designations, Preferences and rights of the Series B Preferred Stock.

On December 13, 2017, the Company issued 1,000,000 shares of its common stock pursuant to a retirement of 1,000,000 shares of convertible Series A preferred stock. On February 6, 2018, the Company’s Board of Directors cancelled and rescinded the certificate of Designations, Preferences and Rights of the Series A Preferred Stock. This exchange resulted in a deemed distribution to the preferred shareholders based on the fair value of the common shares received compared to the carrying value of the preferred shares exchanged.

Common shares issued for services

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

In December 2016, the Company issued 2,200,000 shares of its common stock with a fair value of $110,000 based on the closing price of $0.05 per share for professional services.

On April 12, 2017, the Company issued 850,000 shares of its common stock with a fair value of $85,000 based on the closing price of $0.10 per share for professional services.

Common shares issued for cash

For the year ended February 28, 2017, the Company sold 6,139,800 shares of common stock at a weighted average price of $0.05 per share for proceeds of $291,990.

On July 10, 2017, the Company issued 100,000 shares with a fair value of $5,000 in consideration of common stock payable outstanding at February 28, 2016.

On July 11, 2017, the Company issued 500,000 shares of common stock at $0.10 per share pursuant for proceeds of $50,000. In conjunction with this offering the Company also issued 500,000 warrants to purchase common stock with an exercise price of $0.21 per share and an expiration date of July 10, 2018.

Common stock retirement

On January 27, 2018, the former chairman of the Company’s board of directors and a current director of the Company’s board of directors agreed to return 5,000,000 shares of the Company’s common stock, respectively for an aggregate total of 10,000,000 common shares for consideration of $Nil. The shares are held by the Company as authorized but unissued treasury shares as of February 28, 2018.

NOTE 12 - STOCK OPTIONS

Options issued for consulting services

In consideration of various agreements in exchange for consulting services, the Company issued stock options to purchase shares of the Company’s common stock based on “fair market price” which is typically the closing price of the Company’s common stock on the issue dates.

On August 29, 2016, the Company granted 1,000,000 options to purchase shares of its common stock with an exercise price of $0.40 for management fees and compensation. The options contain certain performance conditions. Management has assessed the likelihood of market conditions and the probability of performance conditions being realized and recognize a fair value of $51,322 for the 666,666 options that are expected to vest.

On December 2, 2016, the Company issued 2,100,000 options to purchase shares of its common stock with an exercise price of $0.22 per share for professional services and consulting. The options vest immediately and have a term of 18 months.

The Company estimated the fair value of these option grants using the Black-Scholes model with the following information for the year ended February 28, 2017:

Options issued	3,100,000
Weighted average exercise price	$0.28
Weighted average volatility	305.7%
Weighted average expected term	1.98
Weighted average risk free rate	1.05%

No options were granted during the year ended February 28, 2018.

The following is a summary of the Company’s options for consulting services issued and outstanding:

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

	For the year ended February 28, 2018		For the year ended February 28, 2017
	Options	Price (a)	Options	Price (a)
Beginning balance	4,845,000	$0.32	3,195,000	$0.42
Issued	—	—	3,100,000	0.28
Exercised	—	—	—	—
Forfeited/expired	(745,000)	(0.40)	(1,450,000)	(0.44)
Ending balance	4,100,000	$0.31	4,845,000	$0.32

 Total expense under the option grants for consulting services was $83,461 and $531,970, for the years ended February 28, 2018 and 2017, respectively. These costs are classified as office and public company expense. As of February 28, 2018, there was no unrecognized stock option expense for consulting services.

Options issued for land purchase option agreement

In consideration for option agreements to purchase land located in the State of Montana (see Note 6), the Company issue stock options to purchase shares of the Company’s common stock based on “fair market price” which is typically considered the closing price of the Company’s common stock on the issue dates.

The following is a summary of the Company’s options issued and outstanding in conjunction with land purchase option agreements for the year ended February 28, 2018 and February 28, 2017, respectively:

	For the year ended February 28, 2018		For the year ended February 28, 2017
	Options	Price (a)	Options	Price (a)
Beginning balance	1,846,666	$0.98	2,966,666	$0.99
Issued	—	—	—	—
Exercised	—	—	—	—
Expired	(1,846,666)	$(0.98)	(1,120,000)	1.00
Ending balance	—	$—	1,846,666	$0.98

(a) Weighted average exercise price.

Summary of all options granted

The following table summarizes additional information about all options granted by the Company as of February 28, 2018:

Date of Grant	Options outstanding	Options exercisable	Price (a)	Remaining term (b)
August 13, 2015	1,000,000	666,666	0.40	0.45
August 29, 2016	1,000,000	666,666	0.40	1.50
December 2, 2016	2,100,000	2,100,000	0.22	0.26
Total options	4,100,000	3,433,332	0.29	0.54

(a)	Weighted average exercise price per shares
(b)	Weighted average remaining contractual term in years.

NOTE 13 - WARRANTS

On November 19, 2016, in conjunction with a Private Placement, the Company issued 500,000 warrants to purchase shares of the Company’s common stock with an exercise price of $0.13 per share. The warrants expire November 19, 2019.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

Between December 20, 2016 and January 19, 2017, in conjunction with a Private Placement, the Company issued 570,000 warrants to purchase shares of the Company’s common stock with an exercise price of $0.10 per share. The warrants expired one year from their respective date of issuance.

On July 10, 2017, in conjunction with a Private Placement, the Company issued 500,000 warrants to purchase shares of the Company’s common stock with an exercise price of $0.10 per share. The warrants expire July 10, 2018.

On February 28, 2018, the Company issued 833,333 warrants to purchase an additional 833,333 shares of its common stock to two investors pursuant to the “2018 Offering. The term of each warrant is for twenty-four months from date of issuance with an exercise price of $1.00.

On February 28, 2018, the Company issued 296,469 warrants to purchase an additional 296,469 shares of its common stock to two service providers in lieu of cash payment for accounts payable for their participation in the 2018 Offering.

The following is a summary of the Company’s warrants issued and outstanding:

	For the year ended February 28, 2018		For the year ended February 28, 2017
	Warrants	Price (a)	Warrants	Price (a)
Beginning balance	1,177,934	$0.19	107,934	$0.90
Issued	1,629,802	0.76	1,070,000	0.10
Exercised	—	—	—	—
Expired	(677,934)	(0.19)	—	—
Ending balance	2,129,802	$0.61	1,177,934	$0.19

The following table summarizes additional information about the warrants granted by the Company as of February 28, 2018:

Date of Grant	Warrants outstanding	Warrants exercisable	Price	Remaining term (years)
November 19, 2016	500,000	500,000	0.13	0.40
July 10, 2017	500,000	500,000	0.21	0.36
February 28, 2018	1,129,802	1,129,802	1.00	2.00
Total warrants	2,129,802	1,629,802	0.61	1.55

NOTE 14 – SUBSEQUENT EVENTS

In March 2018, by mutual agreement, the Company amended 1,100,000 options to purchase common stock at an exercise price of $0.22 per share to 242,000 options to purchase comm stock at an exercise price of $1.00. The expiration date of the options was modified to December 31, 2018.

On March 16, 2018, by mutual agreement, the Company amended 666,666 options to purchase common stock at an exercise price of $0.40 per share to an exercise price of $1.00 per share. The expiration date of the options was extended to December 31, 2018.

On March 23, 2018, 666,666 options to purchase common stock at $0.40 were terminated at the request of the option holder.

On March 15, 2018, by mutual agreement, the Company amended 500,000 stock purchase warrants to an exercise price of $1.00.

On or about March 15, 2018, by mutual agreement, the Company amended 500,000 stock purchase warrants to an exercise price of $1.00 and extended the expiration date to June 9, 2020.

On April 4, 2018, the Company issued 833,333 shares of its common stock pursuant to the terms of the 2018 Offering. The value of the units to be issued was classified as “Common Stock Payable” as of February 28, 2018 (Note 10).

On April 4, 2018, the Company issued 296,469 shares of its common stock to two service providers in lieu of cash payment for accounts payable pursuant to the terms of the 2018 Offering. Based on a share price of $0.15, the fair value of the shares issued was $27,198 which approximates the fair value of the consideration given and are classified as “Common Stock Payable” as of February 28, 2018. (Note 10)

On April 4, 2018, the Company also issued 115,146 shares of its common stock to a service provider in lieu of cash for professional services provided during March and April 2018. Based on a share price of $0.15, the fair value of the shares issued is $17,272.

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

On April 15, 2018, the Company executed a conditional binding letter of intent, pursuant to which upon satisfaction of certain conditions, IE Arizona, Inc, a privately-held Wyoming corporation and affiliated company of IEC Arizona, Inc (“IEC”), would be merged into Quantum Energy, Inc. The proposed merger is conditioned upon, among other things, IEC’s successful completion of its due diligence examination of the Company, the negotiation and execution of a definitive agreement, and IEC raising in the aggregate $50,000,000. Provided such conditions are satisfied including IEC’s funding of the Total Capital Investment, Quantum will issue to IEC such number of shares of Quantum common stock as shall represent 60% of the then issued and outstanding shares of Quantum common stock. Quantum will also, based on valuations yet to be determined, issue additional shares (after the initial issuance to IEC), to additional investors, as necessary to accommodate the closing of the Total Capital Investment. The combined entity will also provide the necessary funds required to prove out the viability of the development of the refinery (the “Refinery”) currently planned to be developed in Stoughton Saskatchewan, Canada including (a) obtaining environmental and engineering studies to prove the viability of the intended site, (b) if the site is determined to be viable, to acquire the land, (c) obtain required permits and (d) pay other related costs. The transaction is expected to be completed on or before December 31, 2018. Several members of the Company’s board of directors are also officers and directors of IEC Arizona, Inc.

NOTE 15 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following unaudited condensed financial information of Quantum Energy, Inc. (“the Company”) included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, the Company believes that the disclosures are adequate to make the information presented not misleading. This financial information should be read in conjunction with the financial statements and notes thereto for the years ended February 28, 2018 and 2017.

The financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation.

BALANCE SHEETS (UNAUDITED)

	May 31, 2017	May 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,231	$1,504
Promissory notes receivable	—	67,500
TOTAL CURRENT ASSETS	2,231	69,004
OTHER ASSETS
Deposit on land purchase	7,822	—
Land purchase option agreements, net of accumulated amortization	60,016	365,293
TOTAL OTHER ASSETS	67,838	365,293
TOTAL ASSETS	$70,070	434,297
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$58,453	$8,290
Promissory notes payable	2,980	12,980
Loan from related party	4,300	4,300
TOTAL CURRENT LIABILITIES	65,733	25,570
LONG-TERM LIABILITIES:
Common stock payable	5,000	—
TOTAL LONG-TERM LIABILITIES	5,000	—
TOTAL LIABILITIES	70,733	25,570
STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding
Series A: 3,000,000 shares allocated, 1,000,000 shares issued and outstanding	1,000	1,000
Common Stock, $.001 par value; 295,000,000 shares authorized; 55,761,683 and 50,171,683 shares issued and outstanding, respectively	55,762	50,172
Additional paid-in capital	10,680,218	9,806,838
Accumulated deficit	(10,737,643)	(9,449,283)
TOTAL STOCKHOLDERS’ EQUITY	(663)	408,727
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,070	$434,297

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended
	May 31, 2017	May 31, 2016
OPERATING EXPENSE
Advertising and marketing	$1,836	$—
Management fees and compensation	—	46,500
Office and public company expense	96,637	10,514
Amortization of land purchase agreements	60,016	125,228
Professional fees	11,250	7,500
TOTAL OPERATING EXPENSES	169,740	189,742
LOSS FROM OPERATIONS	(169,740)	(189,742)
OTHER INCOME (EXPENSE)
Interest expense	—	(583)
Other income	—	—
TOTAL OTHER INCOME (EXPENSE)	—	(583)
NET LOSS	$(169,740)	$(190,325)
Basic and diluted loss per share	$(0.00)	$(0.00)
Basic and diluted weighted average number shares outstanding	55,364,400	48,857,800

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the three months ended
	May 31, 2017	May 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(169,740)	$(190,325)
Adjustments to reconcile net loss to cash used by operating activities
Amortization expense, land purchase option agreements	60,017	125,228
Issuance of common shares in lieu of cash for services	85,000	—
Changes in operating assets and liabilities:
Accounts payable	6,476	(5,470)
Promissory notes receivable	—	—
Net cash used by operating activities	(18,247)	(70,567)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of promissory notes receivable	—	(67,500)
Net cash used by investing activities	—	(67,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	—	139,990
Repayment of loan, related party	—	(500)
Net cash provided by financing activities	—	139,490
Net increase (decrease) in cash and cash equivalents	(18,247)	1,423
CASH AT BEGINNING OF PERIOD	20,478	81
CASH AT END OF PERIOD	$2,231	$1,504

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock payable for accounts payable and accrued liabilities	—	2,162
Conversion of preferred stock into common stock	—	200

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

BALANCE SHEETS (UNAUDITED)

	August 31, 2017	August 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,261	$4,537
Promissory notes receivable	—	67,500
TOTAL CURRENT ASSETS	6,261	72,037
OTHER ASSETS
Deposit on land purchase	7,822	—
Land purchase agreements, net of amortization	—	240,065
Other assets	2,941,430	1,683,910
TOTAL OTHER ASSETS	2,949,252	1,923,976
TOTAL ASSETS	$2,955,513	1,996,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$31,710	$67,785
Promissory notes payable	2,980	12,980
Loan from related party	4,300	4,300
TOTAL CURRENT LIABILITIES	38,990	85,065
TOTAL LIABILITIES	38,990	85,065
STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding
Series A: 3,000,000 shares allocated, 1,000,000 and 1,000,000 shares issued and outstanding, respectively	1,000	1,000
Common Stock, $.001 par value; 295,000,000 shares authorized; 76,061,483 and 65,671,683 shares issued and outstanding, respectively	71,061	65,672
Additional paid-in capital	13,661,348	11,517,661
Accumulated deficit	(10,816,886)	(9,673,385)
TOTAL STOCKHOLDERS’ EQUITY	2,916,523	1,910,948
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,955,513	$1,996,013

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended		For the six months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
OPERATING EXPENSE
Advertising and marketing	$5,000	$5,736	$6,836	$5,736
Management fees and compensation	—	67,322	—	113,822
Office and public company expense	6,727	4,846	103,364	15,360
Amortization of land purchase option agreements	60,016	125,228	120,033	250,455
Professional fees	7,500	20,592	18,750	28,092
TOTAL OPERATING EXPENSES	79,243	223,723	248,983	413,465
LOSS FROM OPERATIONS	(79,243)	(223,723)	(248,983)	(413,465)
OTHER EXPENSE
Interest expense	—	(378)	—	(961)
TOTAL OTHER EXPENSE	—	(378)	—	(961)
NET LOSS	$(79,243)	$(224,102)	$(248,983)	$(414,426)
Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Basic and diluted weighted average number shares outstanding	68,238,692	56,405,379	61,801,546	52,631,589

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENT OF CASH FLOWS (UNAUDITED)

	For the six months ended
	August 31, 2017	August 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(248,983)	$(414,426)
Adjustments to reconcile net loss to cash used by operating activities
Stock based compensation	—	51,322
Amortization of land purchase option agreements	120,033	250,455
Issuance of common shares for services	85,000	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(20,267)	20,115
Net cash used by operating activities	(64,217)	(92,534)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of promissory note receivable	—	(67,500)
Net cash used by investing activities	—	(67,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	50,000	164,990
Repayment of loan, related party	—	(500)
Net cash provided by financing activities	50,000	164,490
Net increase (decrease) in cash and cash equivalents	(14,217)	4,456
CASH AT BEGINNING OF PERIOD	20,478	81
CASH AT END OF PERIOD	$6,261	$4,538

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock payable for accounts payable and accrued liabilities	—	2,162
Conversion of preferred stock into common stock	—	200

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

BALANCE SHEETS (UNAUDITED)

	November 30, 2017	November 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,982	$12,531
Promissory note receivable	—	67,500
TOTAL CURRENT ASSETS	3,982	80,031
OTHER ASSETS
Deposit on land purchase	7,822	—
Land purchase agreements, net of amortization	—	180,049
Other assets	—	1,683,910
TOTAL OTHER ASSETS	7,822	1,863,959
TOTAL ASSETS	$11,804	1,943,990
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$85,713	$87,845
Promissory notes payable	2,980	12,980
Loan from related party	4,300	4,300
TOTAL CURRENT LIABILITIES	92,993	105,125
LONG-TERM LIABILITIES:
Common stock payable	—	25,000
TOTAL LONG-TERM LIABILITIES	—	25,000
TOTAL LIABILITIES	92,993	130,125
STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding
Series A: 3,000,000 shares allocated, 1,000,000 shares issued and outstanding, respectively	1,000	1,000
Common Stock, $.001 par value; 295,000,000 shares authorized; 61,361,683 and 65,671,683 shares issued and outstanding, respectively	56,362	65,672
Additional paid-in capital	10,734,618	11,517,661
Accumulated deficit	(10,873,168)	(9,770,468)
TOTAL STOCKHOLDERS’ EQUITY	(81,189)	1,813,865
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,804	$1,943,990

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended		For the nine months ended
	November 30, 2017	November 30, 2016	November 30, 2017	November 30, 2016
OPERATING EXPENSE
Advertising and marketing	$—	$—	$6,836	$5,736
Management fees and compensation	—	15,000	—	128,822
Office and public company expense	(371)	14,128	102,993	29,488
Amortization of land purchase option agreements	—	60,016	120,033	310,472
Professional fees	56,653	7,565	75,403	35,657
TOTAL OPERATING EXPENSES	56,282	96,709	305,265	510,174
LOSS FROM OPERATIONS	(56,282)	(96,709)	(305,265)	(510,174)
OTHER EXPENSE
Interest expense	—	(374)	—	(1,335)
TOTAL OTHER EXPENSE	—	(374)	—	(1,335)
NET LOSS	$(56,282)	$(97,083)	$(305,265)	$(511,509)
Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Basic and diluted weighted average number shares outstanding	68,799,975	60,661,025	64,117,390	55,288,602

QUANTUM ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2018

STATEMENT OF CASH FLOWS (UNAUDITED)

	For the nine months ended
	November 30, 2017	November 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(305,265)	$(511,509)
Adjustments to reconcile net loss to cash used by operating activities
Amortization of land purchase option agreements	120,033	310,472
Issuance of common shares for services	85,000	—
Changes in operating assets and liabilities:
Accounts payable	33,736	40,176
Net cash used by operating activities	(66,496)	(109,540)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of promissory notes receivable	—	(67,500)
Net cash used by investing activities		(67,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	50,000	189,990
Repayment of loan, related party	—	(500)
Net cash provided by financing activities	50,000	189,490
Net increase (decrease) in cash and cash equivalents	(16,496)	12,450
CASH AT BEGINNING OF PERIOD	20,478	81
CASH AT END OF PERIOD	$3,982	$12,531

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock payable for accounts payable and accrued liabilities	—	$2,162
Conversion of preferred stock into common stock	—	200

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Index to Financial Statements:

Interim financial statements as of May 31, 2018, including:

1.	Consolidated Balance Sheets as of May 31, 2018 and 2017;
2.	Consolidated Statements of Operations for the three months ended May 31, 2018 and 2017;
3.	Consolidated Statements of Cash Flows for the three months ended May 31, 2018 and 2017;
4.	Notes to the Consolidated Financial Statements

QUANTUM ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	May 31, 2018	February 28, 2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,817	$19,864
Prepaid legal fees	—	37,500
TOTAL CURRENT ASSETS	6,817	57,364
Deposit on land purchase	7,822	7,822
TOTAL OTHER ASSETS	7,822	7,822
TOTAL ASSETS	$14,639	$65,186

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$85,660	$47,783
Promissory notes payable	2,980	2,980
Loan from related party	4,300	4,300
TOTAL CURRENT LIABILITIES	92,940	55,063
LONG-TERM LIABILITIES:
Common stock payable	—	152,198
TOTAL LONG-TERM LIABILITIES	—	152,198
TOTAL LIABILITIES	92,940	207,261
COMMITMENTS AND CONTINGENCIES (NOTE 6)
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $.001 par value; 295,000,000 shares authorized; 48,491,485 and 47,361,683 shares issued and outstanding, respectively	48,491	47,362
Additional paid-in capital	11,001,551	10,828,079
Accumulated deficit	(11,128,343)	(11,017,516)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(78,301)	(142,075)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,639	$65,186

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended
	May 31, 2018		May 31, 2017

OPERATING EXPENSE
Advertising and marketing		$—		$1,836
Management fees and compensation		5,131		—
Office and public company expense		9,929		4,638
Amortization of land purchase option agreements		—		60,016
Legal and professional fees		93,991		103,250
TOTAL OPERATING EXPENSES		109,051		169,740
LOSS FROM OPERATIONS		(109,051)		(169,740)
OTHER INCOME (EXPENSE)
Foreign exchange gain (loss)		(1,776)		—
TOTAL OTHER INCOME (EXPENSE)		(1,776)		—
NET LOSS		$(110,827)		$(169,740)
Basic and diluted loss per share	$	Nil	$	Nil
Basic and diluted weighted average number shares outstanding		48,061,669		55,364,400

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the three months ended
	May 31, 2018	May 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(110,827)	$(169,740)
Adjustments to reconcile net loss to cash used by operating activities
Amortization of land purchase option agreements	—	60,017
Stock based compensation	5,131	—
Issuance of common shares for management fees and compensation	—	85,000
Issuance of common shares for legal and professional fees	17,272
Changes in operating assets and liabilities:
Accounts payable	37,877	6,476
Prepaid legal expense	37,500	—
Net cash used by operating activities	(13,047)	(18,247)
Net increase (decrease) in cash and cash equivalents	(13,047)	(18,247)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,864	20,478
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,817	$2,231

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Common stock issued for common stock payable	152,198	$—

The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

NOTE 1 - NATURE OF OPERATIONS

QUANTUM ENERGY INC. (“the Company”) was incorporated under the name “Boomers Cultural Development Inc.” under the laws of the State of Nevada on February 5, 2004. On May 18, 2006, the Company changed its name to Quantum Energy, Inc.

The Company is a development stage diversified holding company with an emphasis in land holdings, refinery and fuel distribution.

The Company is domiciled in the Unites States of America and trades on the OTC market under the symbol QEGY.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. The accompanying unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, as well as the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three-month period ended May 31, 2018 are not necessarily indicative of the results that may be expected for the full year ending February 28, 2019.  All amounts presented are in U.S. dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries FTPM Resources Ltd. and Dominion Energy Processing Group, Inc. after elimination of the intercompany accounts and transactions.

Going Concern

These consolidated financial statements have been prepared in accordance with U.S. GAAP to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months.

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of May 31, 2018, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $11,128,343 at May 31, 2018, and a working capital deficit of $86,121. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing, generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by joint venturing, obtaining additional financing from investors, and/or lenders, and attaining additional commercial revenue. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implications of associated bankruptcy costs should the Company be unable to continue as a going concern. In the event the Company is unable to fulfill the terms as specified in the Farm Contract of Purchase and Sale (Note 4), the Company could default on the agreement and surrender its right to future claims on the respective property.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to long-lived asset impairments and stock-based compensation. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

Risks and uncertainties

The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging oil and gas business, including the potential risk of business failure.

Cash and cash equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when acquired to be cash equivalents.

Income taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carry-forwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents and promissory note payable. All instruments are accounted for on a cost basis, which, due to the short maturity of these financial instruments, approximates fair value at May 31, 2018 and February 28, 2018, respectively.

Long-Lived Assets

The Company reviews long-lived assets which include a deposit on land purchase for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows and reports any impairment at the lower of the carrying amount or the fair value less costs to sell.

Fair value measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used.  The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.   Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs.  The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no financial assets or liabilities that are adjusted to fair value on a recurring basis.

At May 31, 2018 and February 28, 2018, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Stock-based Compensation

The Company estimates the fair value of options to purchase common stock using the Black-Scholes model, which requires the input of some subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected life”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”), employee forfeiture rate, the risk-free interest rate and the dividend yield. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation. Options granted have a ten-year maximum term and varying vesting periods as determined by the Board of Directors. The value of shares of common stock awards is determined based on the closing price of the Company’s stock on the date of the award. Compensation expense for equity awards are recognized over the period during which the recipient is required to provide service in exchange for the award.

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

Reclassifications

Certain reclassifications have been made to the 2017 financial statements in order to conform to the 2018 presentation.  These reclassifications have no effect on net loss, total assets or accumulated deficit as previously reported.

New Accounting Pronouncements

In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The update provides guidance on classification for cash receipts and payments related to eight specific issues. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company adopted the provisions of the pronouncement effective March 1, 2018 and it did not result in a material change to the statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. The update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company will apply the provisions of the update to potential future acquisitions occurring after the effective date.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – EARNINGS PER SHARE

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

The dilutive effect of outstanding securities as of May 31, 2018 and May 31, 2017, respectively, would be as follows:

	May 31, 2018	May 31, 2017
Stock options	1,986,666	6,691,666
Warrants	2,129,802	1,070,000
TOTAL POSSIBLE DILUTION	4,116,468	7,761,666

At May 31, 2018 and 2017, respectively, the effect of the Company’s outstanding options and warrants would have been anti-dilutive.

NOTE 4 – OTHER ASSETS

Deposit on land purchase

On December 5, 2016, the Company executed a Farm Contract of Purchase and Sale with a land owner in Stoughton, Saskatchewan (“the Stoughton Agreement”). The purchase price of the property is $500,000 (Canadian) subject to certain terms and conditions including approval of the purchase by the Saskatchewan Farm Land Review board, the Company completing various test for hydrology and land suitability, the proposed refinery project meeting all requirements of various Saskatchewan government laws and bylaws, and full approval by all levels of provincial government and agencies. The Company paid $7,822 as a deposit on the property.

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

The purchase contract originally expired on December 15, 2017, however, the contract was amended to extend the closing date to July 10, 2018 for removal of all terms and conditions to the purchase.

NOTE 5 –NOTES AND LOANS PAYABLE

The Company’s outstanding notes payable and accrued interest payable are summarized as follows:

	May 31, 2018	February 28, 2018
0% unsecured note payable by the Company	$2,980	$2,980
0% unsecured note payable by the Company, related party	4,300	4,300
TOTAL	$7,280	$7,280

These notes are all due on demand.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

On April 15, 2018, the Company executed a conditional binding letter of intent, pursuant to which upon satisfaction of certain conditions, IEC Arizona, Inc, a privately-held Wyoming corporation and affiliated company of IEC Arizona, Inc (“IEC”), would be merged into Quantum Energy, Inc. The proposed merger is conditioned upon, among other things, IEC’s successful completion of its due diligence examination of the Company, the negotiation and execution of a definitive agreement, and IEC raising in the aggregate $50,000,000. Provided such conditions are satisfied including IEC’s funding of the Total Capital Investment, Quantum will issue to IEC such number of shares of Quantum common stock as shall represent 60% of the then issued and outstanding shares of Quantum common stock. Quantum will also, based on valuations yet to be determined, issue additional shares (after the initial issuance to IEC), to additional investors, as necessary to accommodate the closing of the Total Capital Investment. The combined entity will also provide the necessary funds required to prove out the viability of the development of the refinery (the “Refinery”) currently planned to be developed in Stoughton Saskatchewan, Canada including (a) obtaining environmental and engineering studies to prove the viability of the intended site, (b) if the site is determined to be viable, to acquire the land, (c) obtain required permits and (d) pay other related costs. The transaction is expected to be completed on or before December 31, 2018.

Several members of the Company’s board of directors are also officers and directors of IEC Arizona, Inc.

NOTE 7 – COMMON STOCK

Common stock

The Company is authorized to issue 295,000,000 shares of its common stock with a par value of $0.001 per share. All shares of common stock are equal to each other with respect to voting, liquidation, dividend, and other rights. Owners of shares are entitled to one vote for each share owned at any Shareholders’ meeting.

Preferred stock

The Company is authorized to issue 5,000,000 shares of its preferred stock with a no-par value per share with no designation of rights and preferences.

On December 13, 2017, the Company issued 1,000,000 shares of its common stock pursuant to a retirement of 1,000,000 shares of convertible Series A preferred stock. On February 6, 2018, the Company’s Board of Directors cancelled and rescinded the certificate of Designations, Preferences and Rights of the Series A Preferred Stock. This exchange resulted in a deemed distribution to the preferred shareholders based on the fair value of the common shares received compared to the carrying value of the preferred shares exchanged.

Common shares issued for cash

On February 28, 2018, the Company closed a private placement of its securities (the “2018 Offering). The 2018 Offering consisted of the sale of “units” of the Company’s securities at the per unit price of $0.15. Each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock. Warrants issued pursuant to the 2018 Offering entitled the holders to purchase shares of common stock for the price of $0.15 per share. The term of each warrant is for twenty-four months from date of issuance. The proceeds of $125,000 for the 2018 Offering are classified as “Common Stock Payable” as of February 28, 2018. The Company issued 833,333 shares of its common stock on April 4, 2018.

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

Common shares issued for services

On April 12, 2017, the Company issued 850,000 shares of its common stock with a fair value of $85,000 based on the closing price of $0.10 per share for professional services.

On April 4, 2018, the Company issued 181,323 shares of its common stock to two service providers in lieu of cash payment for accounts payable pursuant to the terms of the 2018 Offering. Based on a share price of $0.15, the fair value of the shares issued was $27,198 which approximates the fair value of the consideration given and were classified as “Common Stock Payable” as of February 28, 2018.

On April 4, 2018, the Company issued 115,146 shares of its common to a service provider in lieu of cash for professional services provided during March and April 2018. Based on a share price of $0.15, the fair value of the shares issued is $17,272.

Common stock retirement

On January 27, 2018, the former chairman of the Company’s board of directors and a current director of the Company’s board of directors agreed to return 5,000,000 shares of the Company’s common stock, respectively for an aggregate total of 10,000,000 common shares for consideration of $Nil. The shares are held by the Company as authorized but unissued treasury shares as of February 28, 2018.

NOTE 8 - STOCK OPTIONS

Options issued for consulting services

In consideration of various agreements in exchange for consulting services, the Company issued stock options to purchase shares of the Company’s common stock based on “fair market price” which is typically the closing price of the Company’s common stock on the issue dates.

On March 15, 2018, by mutual agreement, the Company amended 666,666 options to purchase common stock at an exercise price of $0.40 per share to an exercise price of $1.00 per share. The expiration date of the options was extended from August 13, 2018 to December 31, 2018. By mutual agreement, the Company and the holder also rescinded 333,334 non-vested options to purchase common stock. The Company recognized an expense of $5,131 which represents the excess of fair value of the options post-modification compared to the fair value of the options pre-modification as of March 15, 2018.

On March 15, 2018, by mutual agreement, the Company amended 1,100,000 options to purchase common stock at an exercise price of $0.22 per share to 320,000 options to purchase common stock at an exercise price of $1.00. The expiration date of the options was modified from August 13, 2018 to December 31, 2018. The fair value of the options after modification of terms did not exceed the fair value of the options prior to modification.

On March 23, 2018, 1,000,000 options, of which 666,666 were fully vested, were terminated at the request of the option holder. Prior to termination the options had an exercise price of $0.40 per share.

The following is a summary of the Company’s options for consulting services issued and outstanding:

	For the three months ended May 31, 2018		For the three months ended May 31, 2017
	Options	Price (a)	Options	Price (a)
Beginning balance	4,100,000	$0.31	4,845,000	$0.32
Issued	—	—	—	—
Exercised	—	—	—	—
Expired or rescinded	(2,113,334)	(0.33)	—	—
Ending balance	1,986,666	$0.61	4,845,000	$0.32

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

As of May 31, 2018, there was no unrecognized stock option expense for consulting services.

Options issued for land purchase option agreements

In consideration for option agreements to purchase land located in the State of Montana, the Company issued stock options to purchase shares of the Company’s common stock based on “fair market price” which is typically considered the closing price of the Company’s common stock on the issue dates.

The following is a summary of the Company’s options issued and outstanding in conjunction with land purchase option agreements for the three months ended May 31, 2017:

	For the three months ended May 31, 2017
	Options	Price (a)
Beginning balance	1,846,666	$0.98
Issued	—	—
Exercised	—	—
Expired or rescinded	—	—
Ending balance	1,846,666	$0.98

(a) Weighted average exercise price.

These options expired on July 21, 2017 and August 22, 2017.

The following table summarizes additional information about all options granted by the Company as of May 31, 2018:

Date of Grant	Options outstanding	Options exercisable	Price (a)	Remaining term (b)
August 13, 2015	666,666	666,666	$1.00	0.59
December 2, 2016	1,000,000	1,000,000	0.22	0.01
December 2, 2016	320,000	320,000	1.00	0.59
Total options	1,986,666	1,986,666	0.61	0.29

(a)	Weighted average exercise price per shares
(b)	Weighted average remaining contractual term in years.

NOTE 9 - WARRANTS

On March 15, 2018, by mutual agreement, the Company amended 500,000 common stock purchase warrants from an exercise price of $0.13 per share to $1.00 per share.

On or about March 15, 2018, by mutual agreement, the Company amended 500,000 common stock purchase warrants from an exercise price of $0.21 per share to $1.00 per share and extended the expiration date to June 9, 2020.

The following is a summary of the Company’s warrants issued and outstanding:

	For the three months ended May 31, 2018		For the three months ended May 31, 2017
	Warrants	Price (a)	Warrants	Price (a)
Beginning balance	2,129,802	$1.00	1,177,934	$0.19
Issued	—	—	—	0.10
Exercised	—	—	—	—
Expired	—	—	(107,934)	(0.90)
Ending balance	2,129,802	$1.00	1,070,000	$0.11

(a)	Weighted average exercise price per shares

QUANTUM ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MAY 31, 2018

The following table summarizes additional information about the warrants granted by the Company as of May 31, 2018:

Date of Grant	Warrants outstanding	Warrants exercisable	Price	Remaining term (years)
November 19, 2016	500,000	500,000	1.00	1.47
July 10, 2017	500,000	500,000	1.00	2.03
February 28, 2018	1,129,802	1,129,802	1.00	1.75
Total warrants	2,129,802	2,129,802	1.00	1.77

NOTE 10 – SUBSEQUENT EVENT

On June 8, 2018, the Company amended the Stoughton Agreement (Note 4) to a purchase price of $525,000 (Canadian) and extended the option to purchase the property until December 31, 2018.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION.

PLAN OF OPERATION

Management believes it can source additional capital in the investment markets in the coming months and years. The Company may also consider other sources of funding, including debt, potential mergers and joint ventures.

Future liquidity and capital requirements depend on many factors including timing, cost and progress of the Company’s exploration efforts. The Company will consider additional public offerings, private placement, mergers or debt instruments to finance its activities.

Additional financing will be required in the future to complete all necessary steps to apply for a final permit. Although the Company believes it will be able to source additional financing there are no guarantees any needed financing will be available at the time needed or on acceptable terms, if at all. If the Company is unable to raise additional financing when necessary, it may have to delay construction efforts or property acquisitions or be forced to cease operations.

RESULTS OF OPERATIONS

	For the three months ended May 31,
	2018	2017	$ Change	% Change
Advertising and marketing	$—	$1,836	$(1,836)	(100.0%)
Management fees and compensation	5,131	—	5,131	N/A
Office and public company expense	9,929	4,638	5,291	(114.1%)
Amortization of land purchase options	—	60,016	(60,016)	(100.0%)
Legal and professional fees	93,991	103,250	(9,259)	(9.0%)
Other expense (income)	1,776	—	1,776	N/A
NET LOSS	$110,827	$169,740	$(58,913)	(34.7%)

The Company has earned no operating revenue in 2018 or 2017 and does not anticipate earning any revenues in the near future.

The Company will continue to focus its capital and resources toward permitting and development activities at its Stoughton Property.

Total net loss for the three months ended May 31, 2018 of $110,827 decreased by $58,913 from the three months ended May 31, 2017 total net loss of $169,740.

Office and public company expense

	For the three months ended May 31,
	2018	2017	$ Change	% Change
General administrative and insurance	$789	$2,557	$(1,768)	(69.1%)
Travel	7,465	1,947	5,518	283.4%
Transfer agent fees	1,675	134	1,541	1150.0%
Total office and public company expense	$9,929	$4,638	$5,291	114.1%

Total office and public company expense increased $5,291 to $9,929 for the three months ended May 31, 2018 compared to 2017 expense of $4,638.

Travel expense increased to $7,465 for the three months ended May 31, 2018 compared to $1,947 for the three months ended May 31, 2017 as management spent a significant amount of time meeting with various capital providers and potential merger candidates (Note 6 to the Consolidated Financial Statements).

Legal and professional fees

	For the three months ended May 31,
	2018	2017	$ Change	% Change
Audit fees	$11,031	$7,000	$4,031	57.6%
Accounting	10,000	11,250	(1,250)	(11.1%)
Consultants	—	85,000	(85,000)	(100.0%)
Legal	72,960	—	72,960	N/A
Total legal and professional fees	$93,991	$103,250	$(9,259)	(9.0%)

Audit fees increased $4,031 to $11,031 for the three months ended May 31, 2018 compared to $ 7,000 for the three months ended May 31, 2017. Management believes audit fees will remain relatively constant through the remainder of the fiscal year.

Consultant fees decreased $85,000 for the three months ended May 31, 2018 compared to the three months ended May 31, 2017. The Company paid fees with common stock in lieu of cash for services associated with fund raising and capital reorganization during 2017 that did not recur during the three months ended May 31, 2018.

For the three months ended May 31, 2018, legal fees increased $72,960 compared to $Nil for the three months ended May 31, 2017. The Company incurred costs associated with a registration with the SEC and various legal matters associated with corporate governance. There are no pending legal issues or contingencies as of May 31, 2018.

LIQUIDITY AND FINANCIAL CONDITION

BALANCE SHEET INFORMATION	May 31, 2018	February 28, 2018

Working capital	$(86,123)	$2,301
Total assets	14,639	65,186
Accumulated deficit	11,128,343	11,017,516
Stockholders’ deficit	78,301	142,075

WORKING CAPITAL	May 31, 2018	February 28, 2018

Current assets	$6,817	$57,364
Current liabilities	92,940	55,063
Working capital (deficit)	$(86,123)	$2,301

	For the three months ended
CASH FLOWS	May 31, 2018	May 31, 2017

Cash flow used by operating activities	$(13,047)	$(18,247)
Cash flow used by investing activities	—	—
Cash flow provided by financing activities	—	—
Net decrease in cash during period	$(13,047)	$(18,247)

As of May 31, 2018, the Company had cash on hand of $6,817. Since inception, the primary sources of financing have been sales of the Company’s debt and equity securities. Quantum Energy, Inc. has not attained profitable operations and its ability to pursue any future plan of operation is dependent upon our ability to obtain financing.

Quantum Energy, Inc. anticipates continuing to rely on sales of its debt and/or equity securities in order to continue to fund ongoing operations. Issuances of additional shares of common stock may result in dilution to the Company’s existing stockholders. There is no assurance that the Company will be able to complete any additional sales of equity securities or that it will be able arrange for other financing to fund its planned business activities.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, or ultimately to attain profitability. Potential sources of cash, or relief of demand for cash, include additional external debt, the sale of shares of the Company’s stock or alternative methods such as mergers or sale of the Company’s assets. No assurances can be given, however, that the Company will be able to obtain any of these potential sources of cash. The Company currently requires additional cash funding from outside sources to sustain existing operations and to meet current obligations and ongoing capital requirements.

The Company plans for the long-term continuation as a going concern include financing future operations through sales of our equity and/or debt securities and the anticipated profitable exploitation of the Company’s mining properties. These plans may also, at some future point, include the formation of mining joint ventures with senior mining company partners on specific mineral properties whereby the joint venture partner would provide the necessary financing in return for equity in the property.

Exhibit Index

Exhibit
Number	Description of Exhibit	Filing
3.1	Articles of Incorporation*	Filed Herewith
3.2	By-Laws*	Filed Herewith
3.3	Amendment to Articles of Incorporation	Filed Herewith
5.1	Legal Opinion of Jerold N. Siegan++	To be filed with Amendment
10.1	Audit Committee Charter	Filed Herewith
10.2	Compensation Committee Charter	Filed Herewith
10.3	Nominating and Corporate Governance Committee Charter	Filed Herewith
10.4	Mountain Top Mutual Rescission Agreement dated January 15, 2018	Filed Herewith
10.5	Native Son Settlement Agreement and Mutual Release dated October 26, 2017	Filed Herewith
10.6	Cancellation of Series A Preferred Stock	Filed Herewith
10.7	Cancellation of Series B Preferred Stock	Filed Herewith
10.8	Resignation of Lorne Keith Stemler as a director and officer	Filed Herewith
10.9	Resignation of Stanley F. Wilson as a director and officer	Filed Herewith
10.1	Land Contract and extension	Filed Herewith
10.11	Binding Letter of Intent between Registrant and Inductance Energy Corporation dated April 10, 2018	Filed Herewith
10.12	Form of subscription Agreement	Filed Herewith
14.1	Code of Business Conduct and Ethics	Filed Herewith
21.1	List of subsidiaries	Filed Herewith
23.1	Consent of DeCoria, Maichel & Teague, CPAs	Filed Herewith
23.2	Updated Consent of DeCoria, Maichel & Teague, CPAs dated August 22, 2018	Filed Herewith
23.3	Consent of Jerold N. Siegan++	To be filed with Amendment
24.1	Power of Attorney	Filed Herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 30, 2018.

Quantum Energy, Inc.

By:	/s/ Jeffrey Mallmes
Jeffrey Mallmes
Chief Executive Officer (Principal Executive Officer)

Quantum Energy, Inc.

By:	/s/ Jeffrey Mallmes
Jeffrey Mallmes
Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jeffrey Mallmes	Chairman, President and Treasurer and director	August 30, 2018
Jeffrey Mallmes

POWER OF ATTORNEY

We, the undersigned directors and officers of Quantum Energy, Inc. do hereby constitute and appoint Jeffrey Mallmes our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of August 2018.

Signature	Title

/s/Andrew J. Kacic	Secretary and Director
/s/William J. Hinz	Director
/s/Richard Ethington	Director
/s/Pamela L. Bing /s/ Jeffrey Mallmes Chairman, President and Treasurer and director	Director